Exhibit 99.1

[Excerpts from the Preliminary confidential offering memorandum, dated as of November 2, 2010.]

Unless otherwise indicated or the context otherwise requires, the terms “MedAssets,” “we,” “our,” “us,” and the “company” refer to MedAssets, Inc. and its subsidiaries on a consolidated basis.

On September 14, 2010, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Broadlane Intermediate Holdings, Inc (“Broadlane”) and Broadlane Holdings, LLC (“Broadlane LLC”), pursuant to which we have agreed to acquire Broadlane and its subsidiaries (the “Broadlane Acquisition”). In connection with the Broadlane Acquisition, we will enter into a credit facility, consisting of $750 million in secured first-lien facilities, including a $600 million term loan facility with a six-year maturity term and a $150 million revolving facility with a five-year maturity (the “New Credit Facility”). We intend to use the borrowings under the New Credit Facility, together with the net proceeds from the offering of notes pursuant to the Preliminary confidential offering memorandum, to fund the purchase price of the Broadlane Acquisition and to repay all outstanding indebtedness of MedAssets and Broadlane (collectively, the “Transactions”).

Summary

This summary highlights selected information about us and this offering which is contained elsewhere in this offering memorandum. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire offering memorandum carefully, especially the section describing the risks of investing in our notes captioned “Risk factors,” MedAssets’ consolidated financial statements and accompanying footnotes thereto and the unaudited pro forma condensed combined financial information included elsewhere in this offering memorandum, before making any investment decision.

Our company

We are a leading provider of technology-enabled products and services that together help mitigate the increasing financial pressures faced by hospitals and health systems. These pressures include lower revenues due to the increasing complexity of healthcare reimbursement, rising bad debt and higher levels of uncompensated care delivery and higher costs resulting from increasing operational complexity, increasing clinical acuity, and increased supply costs. Our solutions are designed to improve operating margins and cash flow for hospitals and health systems. We believe implementation of our full suite of solutions has the potential to improve customer operating margins by 1.5% to 5.0% of revenues by increasing revenue capture and decreasing supply costs. Our customer base currently includes over 125 health systems and, including those that are part of our health system customers, more than 3,300 acute care hospitals and over 40,000 ancillary or non-acute provider locations.

We deliver our solutions through two business segments, Revenue Cycle Management (“RCM”) and Spend Management. Our RCM business offers a broad suite of tools that enable healthcare providers to improve their revenue capture and cash collections through patient admission and eligibility and the claim preparation, submission and reimbursement process. Our Spend

Management business provides a comprehensive suite of services that help our customers manage their non-labor expense categories. Our solutions lower supply and medical device costs and costs relating to supply utilization by managing the procurement process through our group purchasing organization’s portfolio of contracts, medical device consulting services and business analytics and intelligence technology solutions. Our group purchasing organization (“GPO”) is the third largest GPO in the United States based on annual spend managed.

Our technology-enabled solutions are delivered primarily through company-hosted software, or software as a service (“SaaS”), supported by enterprise-wide sales, account management, implementation services and consulting. We employ an integrated, customer-centric approach to delivering our solutions that, when combined with the ability to deliver measurable financial improvement, has resulted in high retention of our large health system customers, and, in turn, a predictable base of stable, recurring revenue.

According to the American Hospital Association, in 2008 the average community hospital operating margin was 3.3% and approximately 32% of community hospitals had negative total margins. We believe that hospital and health system operating margins will remain under long-term and continual financial pressure due to shortfalls in available government reimbursement, commercial insurance pricing leverage, and continued escalation of supply utilization and operating costs. Our suite of solutions directly addresses this problem in an ever-growing marketplace. According to the U.S. Centers for Medicare & Medicaid Services (“CMS”), spending on healthcare in the United States was estimated to be $2.5 trillion in 2009, or 17.6% of United States Gross Domestic Product, or GDP. Healthcare spending is projected to grow at a rate of approximately 6.1% per annum, and reach almost $4.3 trillion by 2018, or 20.3% of GDP. In 2009, spending on hospital care was estimated to be $760.6 billion, representing the single largest component. Additionally, the potential hospital supply chain market comprised of medical/surgical supplies, prescription drugs and purchased services is approximately $320 billion in size and growing at approximately 6.0% to 7.0% annually driven by increases in underlying purchases by healthcare providers, increasing supply costs and technological advances.

Following the closing of the Broadlane Acquisition, the Company will have approximately 85% year-over-year recurring revenue with a high degree of revenue visibility due to typical contract lengths of three to five years. High customer retention results in revenue certainty, as our RCM business and the spend management businesses for both MedAssets and Broadlane maintain greater than 90-95% contract renewal rates. After giving effect to the pending acquisition of Broadlane for the twelve months ended September 30, 2010, we would have generated $556 million of pro forma revenue and $190 million of pro forma Adjusted EBITDA (including $20 million of expected cost savings). Our common stock has been publicly traded on the Nasdaq Global Select Market under the ticker symbol “MDAS” since December 13, 2007 and as of October 29, 2010, we had a market capitalization in excess of $1 billion.

Our business segments

Revenue Cycle Management

We are one of the largest providers of revenue cycle management solutions to hospitals and health systems and currently have more than 2,200 hospital customers. Our RCM segment provides a comprehensive suite of products and services spanning the hospital revenue cycle workflow from patient check-in to patient discharge including patient access and financial responsibility, charge capture and integrity, pricing analysis, claims processing and denials management, payor contract management, revenue recovery and accounts receivable services. Our workflow solutions, together with data management, decision support, performance analytics and compliance and audit tools, increase revenue capture and cash collections, reduce accounts receivable balances and increase regulatory compliance. Based on our analysis of certain customers that have implemented a portion of our products and services, we estimate that implementation of our full suite of revenue cycle management solutions has the potential to increase a typical health system’s revenue by 1.0% to 3.0%.

Our RCM segment generated revenue of $233 million for the twelve-month period ended September 30, 2010 and accounted for 61.3% of our total consolidated revenue.

Spend Management

Our Spend Management segment provides a comprehensive suite of technology-enabled services that help our customers manage their non-labor expense categories. Our solutions lower supply and medical device costs and costs related to supply utilization by managing the procurement process through our GPO’s portfolio of contracts, consulting services and business analytics and intelligence tools. Based on our analysis of certain customers that have implemented a portion of our products and services, we estimate that implementation of our full suite of spend management solutions has the potential to decrease a typical health system’s supply expenses by 3.0% to 10.0%, which equates to an increase in operating margin of 0.5% to 2.0% of revenue.

Through our Spend Management segment, we manage over $14 billion of annual spend through our GPO and over $10 billion through our other Spend Management offerings on behalf of 1,700 hospital customers, making us the third-largest GPO in the nation. GPOs primarily derive their revenue from administrative fees earned from vendors based on a percentage of dollars spent by their hospital and health system customers. In addition to GPO services, we offer supply chain analytics and strategic data services, medical device, or Physician Preference Item (PPI) cost management services, and capital equipment-market research and demand analysis.

Our spend management segment generated revenue of $147 million for the twelve-month period ended September 30, 2010 and accounted for 38.7% of our total consolidated revenue.

The Broadlane Acquisition

On September 14, 2010, we entered into an agreement to acquire Broadlane, a leading provider of supply chain management, strategic sourcing of supplies and services, capital equipment lifecycle management, medical device or PPI cost management, centralized procurement, clinical and lean process consulting, which preserves or enhances value through the elimination of processes, and clinical workforce optimization solutions. Broadlane maintains a customer base that includes over 1,100 acute care hospitals, more than 7,600 sub-acute care facilities and over 48,000 physician practices, managing more than $10 billion in annual spend through their GPO, which we believe makes Broadlane the fifth largest GPO in the United States based on annual spend managed. For the twelve-month period ended September 30, 2010, Broadlane had revenue and Adjusted EBITDA of $175 million and $47 million, respectively. Broadlane’s compound annual growth rates of revenue and Adjusted EBITDA for the period from 2007 to 2009 were 8.6% and 7.6%, respectively.

Through its GPO and its capital equipment and workforce management solutions, Broadlane maintains a competitive contract portfolio and uses its proprietary technology and its competitive sourcing methods to help its customers manage their expense categories. Broadlane also provides a broad array of other cost management solutions, including supply chain outsourcing, clinical consulting and lean process consulting services to its healthcare provider customers.

Under the terms of the agreement, we have agreed to purchase Broadlane for approximately $850 million in cash, with $725 million to be paid at closing and $125 million to be paid in January 2012, subject to adjustments and to certain limitations on such payment contemplated by the debt financing described elsewhere in this offering memorandum [such $125 million payment is referred to in this Exhibit 99.1 as the “deferred payment”]. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was terminated with respect to the Broadlane Acquisition on October 14, 2010 and the transaction is subject only to customary closing conditions.

After giving effect to the pending acquisition of Broadlane for the twelve months ended September 30, 2010, we would have generated $556 million of pro forma revenue and $190 million of pro forma Adjusted EBITDA (including $20 million of expected cost savings).

We believe the acquisition of Broadlane will:

• Enhance our ability to sell and deliver differentiated value to customers. The combination with Broadlane will significantly enhance our position as the third largest GPO with total combined annual spend managed of approximately $23 billion. The combination of our existing flexible GPO contracting model where customers can utilize several supply vendors simultaneously with Broadlane’s high-compliance GPO contracting model, that typically leads to its customers using Broadlane’s supply vendors on a more exclusive basis, will result in a comprehensive and adaptable portfolio of low-cost, high value-add GPO contracting solutions for our customers. The addition of Broadlane also gives us an expanded and more comprehensive suite of supply chain management capabilities, including supply chain outsourcing, supply chain analytics and data services, lean process consulting, and a workforce management solution. We believe this improved scale and enhanced product offerings will enable us to continue to capitalize on the attractive industry fundamentals and strong demand for these solutions.

• Strengthen our leading presence in Spend Management. We expect that the acquisition will significantly expand our footprint with hospital and acute care customers creating increased cross-selling and up-selling opportunities. We intend to leverage our larger national sales force and customer service teams to expand utilization of solutions by existing customers and introduce capabilities and solutions to new customers.

• Allow us to realize significant cost savings. We expect to generate substantial cost savings by eliminating duplicative corporate overhead, redundant staff and operations, back office and other non-employee related expenses. We expect to achieve at least $20 million of costs savings in 2011 and to incur between approximately $15 and $20 million in one-time charges to achieve these savings.

• Allow us to realize potential revenue synergies through GPO contract optimization. In addition to the opportunity to increase our penetration rate across a broader customer base, we expect to review all contracts and migrate to the best-of-breed contract pricing, which is likely to improve savings for customers and result in an increase in our revenue.

Our competitive strengths

Comprehensive and flexible suite of solutions. Our proprietary applications are primarily delivered through SaaS-based software and are designed to integrate with our customers’ existing systems and work processes, rather than replacing enterprise software systems. As a result, our solutions are scalable and generally require minimal or no upfront investment by our customers. Broadlane’s high compliance GPO model and our more flexible GPO model will form a more comprehensive GPO solution and Broadlane’s complementary technology and clinical consulting expertise will enhance our cost management capabilities. In addition, our products have been recognized as industry leaders, with our claims management and payor contract management software tools ranked first for the fourth consecutive year by KLAS Enterprises LLC, an independent organization that measures and reports on healthcare technology vendor performance. Moreover, we can offer our customers an opportunity to leverage our enhanced, comprehensive and flexible set of product and service capabilities in order to help transform their operations through fundamental and sustainable process change and to increase cost savings, revenue capture and/or cash flows.

Strong free cash flow generation. On a standalone basis, MedAssets has historically demonstrated growth in top-line revenue and operating margins, leading to consistent free cash flow generation and deleveraging. We have grown Adjusted EBITDA faster than revenue by focusing on core operational growth, operational leverage and a commitment to process efficiency through lean management initiatives. Our Adjusted EBITDA grew to $123 million for the twelve-month period ended September 30, 2010 from $85 million in 2007 (after giving effect to the acquisition of Accuro Healthcare Solutions Inc. (“Accuro”)), resulting in a compound annual growth rate of 14.4%, while revenue grew to $380 million for the same period from $274 million in 2007 (after giving effect to the acquisition of Accuro), resulting in a compound annual growth rate of 12.6%. Our standalone business has minimal capital expenditures requirements (8.3% and 7.4% of sales in 2009 and the twelve-month period ended September 30, 2010, respectively), contributing to free cash flow generation of 9.4% of sales and 10.3% of sales (free cash flow defined as operating cash flow less capital expenditures and capitalized research & development expenses) in the same time periods. These cash flow trends have allowed us to maintain a consistent track record of paying down debt. As an example, in June 2008, we completed our largest prior transaction, the $358 million acquisition of Accuro, increasing our total bank debt to $274 million. As a result of strong cash flow generation and Adjusted EBITDA growth, we reduced our total bank debt to $174 million at September 30, 2010.

Successful history of growing our business and integrating acquired businesses. Since our inception, we have successfully acquired and integrated twelve significant companies into the RCM and SM segments. For example, in 2003, we extended our spend management solutions by acquiring Aspen Healthcare Metrics LLC, a performance improvement consulting firm, and created a platform for our revenue cycle management solutions by acquiring OSI Systems, Inc. We have continued to successfully grow these segments organically and by acquiring companies with products and services that are complementary to our own and supporting these acquired products and services with our enterprise-wide sales, account management, consulting and implementation services. Our financial performance since closing the Accuro acquisition illustrates our ability to successfully integrate a transformational acquisition and achieve projected synergies. The successful integration of Accuro and other acquisitions and our focus on improving operating results has contributed to an expansion of our Adjusted EBITDA margin from 31.0% in 2007 to 32.3% for the twelve-month period ended September 30, 2010.

Experienced and driven sales force. We currently employ highly-trained and focused sales and client service teams of approximately 250 people. Our sales and client service teams provide national coverage for establishing and managing customer relationships and maintain close relationships with senior management of hospitals and health systems, as well as other operationally-focused executives involved in areas of revenue cycle management and spend management. Our large sales and client service teams allow us to have personnel that focus on enterprise sales, which we define as selling a comprehensive solution to healthcare providers, and on technical sales, which we define as sales of individual products and services. We utilize a highly consultative sales process during which we gather extensive customer financial and operating data that we use to demonstrate that our solutions can yield significant near-term financial improvement. Our sales and client service teams’ compensation is highly variable and designed to drive profitable growth in sales to both current customers and new prospects and to support customer satisfaction and retention efforts. We expect to leverage our existing highly consultative sales and client service teams and increased scale to drive additional growth across the combined company’s suite of products and solutions to both new and existing customers.

Long-term and expanding customer relationships. MedAssets and Broadlane each collaborate with our customers throughout the duration of our relationships to ensure anticipated financial improvement is realized and to identify additional solutions that can yield incremental financial improvement. Our ability to provide measurable financial improvement and expand the value of our solutions over time has allowed us to develop strong relationships with our customers’ senior management teams. Our collaborative approach and ability to deliver measurable financial improvement has resulted in high retention of our large health system customers and, in turn, a predictable base of stable, recurring revenue. Our ability to expand the breadth and value of our solutions over time has allowed us to develop strong relationships with our customers’ executive and senior management teams. We believe the addition of several new solutions from Broadlane will allow us to expand existing relationships while creating more enterprise sales opportunities as a result of the broader solution set offered by the combined company.

Leading market positions and increased opportunity to benefit from favorable industry dynamics. We believe we hold a top three market share position in the two segments in which we operate based on revenue with respect to our RCM segment and annual spend managed with respect to our Spend Management segment, and the Broadlane Acquisition serves to reinforce this leadership in spend management while enhancing opportunities for our revenue cycle management business. This relative market share advantage enables us to invest in areas of our business to enhance our competitiveness through product innovation and development, sales and customer support, as well as employee training and development.

Superior proprietary data. Our solutions are supported by proprietary databases compiled by leveraging the breadth of our customer base and product and service offerings over a period of years. We believe our databases are highly competitive within the industry and will continue to improve with the addition of Broadlane’s proprietary data. We integrate customer revenue cycle and spend management data sets to help ensure that all chargeable supplies are accurately represented in the hospital’s chargemaster, resulting in increased revenue capture and enhanced regulatory compliance. This content also enables us to provide our customers with spend management decision support and analytical services, including the ability to effectively manage and control their contract portfolios and monitor pricing, tiers and market share. The breadth and scale of our combined customer base and product and service offerings enhance our ability to continually update our proprietary databases, ensuring that our data remains current and comprehensive.

Proven and experienced management team. We have an industry leading management team with strong executive leadership and experience in executing and integrating strategic acquisitions. John Bardis, Chairman, CEO and President of MedAssets, has over 25 years of experience in the healthcare industry, having held various senior management positions. Rand Ballard, Chief Operating Officer and Chief Customer Officer of MedAssets, has worked in the healthcare industry since 1980. Broadlane CEO Pat Ryan is expected to join the MedAssets Board of Directors and will become President of Spend Management operations reporting to Mr. Bardis. Mr. Ryan has been in the healthcare field since 1980 with specific experience in finance, operations, direct-to-consumer marketing, strategic development, service and sales. We believe the addition of Mr. Ryan will help ensure customer continuity, improve integration and maximize synergy capture across the combined business.

Our strategy

Our mission is to partner with hospitals and health systems to enhance their financial strength through improved operating margins and cash flows. Key elements of our strategy include:

Capitalizing on strong industry fundamentals. The revenue cycle management and spend management industries have experienced strong growth over the past several years due to increasing financial pressures faced by hospitals and health systems. These include the increasing complexity of healthcare reimbursement, rising levels of bad debt and uncompensated care and significant increases in supply utilization and operating costs. We believe there is tremendous pressure on the United States healthcare system to reduce costs and transform the delivery system. Our revenue cycle management solutions and more powerful combined spend management business will help our customers simultaneously capture greater revenue and reduce costs.

Completing the successful integration of Broadlane and maximizing the full range of revenue synergies and cost savings from the combined operations. Our acquisition of Broadlane continues our strategic focus on expanding our suite of differentiated technology-enabled solutions for spend and revenue cycle management to help hospitals control costs and improve cash flows and margins. We expect to realize significant cost savings and revenue synergies in the Broadlane Acquisition. We believe we will be able to extract both revenue synergies and cost savings by:

• Taking advantage of enhanced scale and larger customer footprint to improve leverage with suppliers to negotiate more favorable pricing for our expanded customer base;

• Using the size, scale and expertise of our existing sales force, enhanced by the Broadlane Acquisition, to cross-sell and up-sell the combined and more comprehensive suite of supply chain management solutions alongside our existing suite of RCM solutions to our expanded customer base;

• Eliminating redundant corporate overhead, duplicative operating functions and back-office expenses, and leveraging existing overhead across a wider range of services; and

• Migrating to the best-of-breed contract pricing following the Broadlane Acquisition, which is likely to increase savings for customers and generate higher gross administrative fees from vendors. We do not believe this will impact our outstanding record of customer retention.

Continually improving and expanding our suite of solutions. We intend to continue to deploy our research and development team, proprietary databases and industry knowledge to further integrate our products and services and develop new financial improvement solutions for hospitals and healthcare providers. We believe our internal research and development department will be enhanced as a result of the Broadlane Acquisition. In addition to our enhanced internal research and development team, we also intend to expand our portfolio of solutions through strategic partnerships and acquisitions that will allow us to offer incremental financial improvement to healthcare providers.

Further penetrating our existing customer base and attracting new customers. We intend to leverage our and Broadlane’s long-standing customer relationships and enhanced sales team to increase the penetration rate for our expanded suite of solutions with our and Broadlane’s existing hospital and health system customers. Within our large and diverse customer base, many of our hospital and health system customers utilize solutions from only one of our segments. The vast majority of our customers use less than the full suite of our solutions. We intend to utilize our large and experienced sales team and comprehensive suite of solutions to aggressively seek new customers. We believe that our comprehensive and flexible suite of solutions and ability to demonstrate financial improvement opportunities through our highly-consultative sales process will continue to allow us to successfully differentiate our solutions from those of our competitors.

Maintaining an internal environment that fosters a strong and dynamic culture. Our management team strives to maintain an organization of individuals who possess a strong work ethic and high integrity, and who are recognized for their dependability and commitment to excellence. We believe that this results in attracting employees who are driven to achieve our long-term mission of being the recognized leader in the markets in which we compete. We believe that dynamic, customer-centric thinking will be a catalyst for our continued growth and success.

Summary historical and pro forma financial data

MedAssets summary historical and pro forma financial data

The following tables set forth our summary historical consolidated financial data as of December 31, 2009 and 2008, for the fiscal years ended December 31, 2009, 2008 and 2007, as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009, as well as our pro forma combined financial data as of September 30, 2010, for the fiscal year ended December 31, 2009, for the nine months ended September 30, 2010 and the twelve months ended September 30, 2010. The summary consolidated financial data as of December 31, 2009 and 2008 and for the fiscal years ended December 31, 2009, 2008 and 2007 should be read together with our audited consolidated financial statements and the related notes included elsewhere in this offering memorandum. The summary consolidated financial data for the nine months ended September 30, 2010 and September 30, 2009 and as of September 30, 2010 should be read together with our unaudited condensed consolidated financial statements and the related notes included elsewhere in this offering memorandum. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009, the nine months ended September 30, 2010 and the twelve months ended September 30, 2010 give effect to the Transactions as if they had occurred on January 1, 2009. The pro forma information for the twelve months ended September 30, 2010 has been derived by adding the consolidated financial data for the fiscal year ended December 31, 2009 and the nine months ended September 30, 2010 and subtracting the consolidated financial data for the nine months ended September 30, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2010 gives effect to the Transactions as if they had occurred on September 30, 2010. The unaudited pro forma condensed combined financial statements are derived from MedAssets’ consolidated financial statements for the periods and dates indicated, and Broadlane’s consolidated statement of operations for the year ended December 31, 2009, unaudited consolidated statement of operations for the nine months ended September 30, 2010 and unaudited consolidated balance sheet as of September 30, 2010. The unaudited pro forma condensed combined financial information has been derived from estimates and financial information that are likely to change materially between the date of this offering memorandum and the closing date of the Broadlane Acquisition. Accordingly, the unaudited pro forma condensed combined financial information should not be considered illustrative of what our financial condition or results of operations would have been had the Transactions been completed on the dates indicated and does not purport to project our future financial condition and results of operations following the consummation of the Transactions.

The pro forma financial information does not include management’s estimate of expected cost savings related to the combination of the operations of the businesses (other than Adjusted EBITDA with expected cost savings) or the related costs to achieve those cost savings. In addition, the pro forma information does not include transaction-related costs and transaction fees expected to be incurred in connection with the consummation of the Transactions.

We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.

The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read the following tables together with “Management’s discussion and analysis of financial condition and results of operations of MedAssets, ” “Management’s discussion and analysis of financial condition and results of operations of Broadlane,” “Unaudited pro forma condensed combined financial information” and MedAssets’ and Broadlane’s respective historical consolidated financial statements and the related notes included elsewhere in this offering memorandum.

						Pro forma	Pro forma	Pro forma
						for fiscal	for nine	for twelve
	Fiscal year ended			Nine months ended		year ended	months ended	months ended
(Unaudited and in	December 31,			September 30,	September 30,	December 31,	September 30,	September 30,
thousands)	2007	2008	2009	2009	2010	2009	2010	2010

Consolidated statement of operations data:
Revenue:
Administrative fees, net	$94,792	$105,765	$108,223	$78,495	$84,437	$225,953	$172,558	$233,215
Other service fees	93,726	173,891	233,058	167,091	199,948	282,852	242,473	322,344

Total net revenue	188,518	279,656	341,281	245,586	284,385	508,805	415,031	555,559
Operating expenses:
Cost of revenue	27,983	51,548	74,651	55,830	67,176	143,978	125,953	163,332
Product development expenses	7,785	16,393	18,994	15,424	14,859	32,269	24,393	31,699
Selling and marketing expenses	35,748	43,205	45,282	36,529	35,348	52,219	41,257	52,113
General and administrative expenses	64,817	91,481	110,661	77,971	91,425	141,483	114,223	157,118
Acquisition related expenses	–	–	–	–	4,351	–	2,805	2,805
Depreciation	7,115	9,793	13,211	9,020	14,068	17,008	17,241	22,238
Amortization of intangibles	15,778	23,442	28,012	21,029	17,706	90,829	63,044	85,731
Impairment of property and equipment, intangibles and in process research and development	1,204	2,272	–	–	–	–	–	–

Total operating expense	160,430	238,134	290,811	215,803	244,933	477,786	388,916	515,036
Operating income (loss)	28,088	41,522	50,470	29,783	39,452	31,019	26,115	40,523
Other income (expense):
Interest (expense)	(20,391)	(21,271)	(18,114)	(14,015)	(10,986)	(87,687)	(62,458)	(84,333)
Other income (expense)	3,115	(1,921)	417	404	286	472	446	458

Income (loss) before income taxes	10,812	18,330	32,773	16,172	28,752	(56,196)	(35,897)	(43,352)
Income tax expense (benefit)	4,516	7,489	12,826	6,196	11,477	(19,996)	(12,296)	(14,372)

Net income (loss)	$6,296	$10,841	$19,947	$9,976	$17,275	$(36,200)	$(23,601)	$(28,980)

				Nine months ended
	Fiscal year ended December 31,			September 30,	September 30,
(Unaudited and in thousands)	2007	2008	2009	2009	2010

Consolidated cash flows and other financial data:
Net cash provided by operating activities	$41,624	$52,128	$60,303	$39,951	$47,105
Net cash used in investing activities	(107,654)	(227,996)	(46,462)	(39,776)	(24,634)
Net cash provided by (used in) financing activities	179,523	44,345	(13,772)	(929)	(27,961)

				Pro forma
	As of	As of	As of	as of
	December	December	September 30,	September
(Unaudited and in thousands)	31, 2008	31, 2009	2010	30, 2010

Consolidated balance sheet data:
Cash and cash equivalents	$5,429	$5,498	$8	$11,989
Accounts receivable, net	55,048	67,617	75,692	122,573
Property and equipment, net	42,417	54,960	61,318	68,630
Total assets	773,860	778,544	782,334	1,896,306
Existing line of credit	–	–	–	–
New Credit Facility	–	–	–	600,000
Notes offered hereby	–	–	–	360,000
Total liabilities	390,921	341,172	304,279	1,429,521
Total stockholders’ equity	382,939	437,372	478,055	466,785

							Pro forma
						Twelve	for twelve
						months	months
				Nine months ended		ended	ended
	Fiscal year ended December 31,			September 30,	September 30,	September 30,	September 30,
(Unaudited and in thousands)	2007	2008	2009	2009	2010	2010	2010

Other financial data:
EBITDA(1)	$53,063	$72,969	$95,249	$62,606	$74,088	$106,731	$152,292
Adjusted EBITDA(1)	60,571	89,716	111,438	75,391	86,763	122,810	169,767
Adjusted EBITDA with expected cost savings(1)							189,767
Total capital expenditures(2)	16,691	18,024	28,187	21,501	21,474	28,160	39,020
Total cash interest expense(3)							73,924
Total debt(4)							960,000
Ratio of total debt to twelve month Adjusted EBITDA with expected cost savings							5.1
Ratio of Adjusted EBITDA with expected cost savings to total cash interest expense							2.6

(1) EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of non-cash stock-based compensation expense, certain acquisition-related expenses and other non-recurring, non-cash or non-operating items. Adjusted EBITDA with expected cost savings is Adjusted EBITDA adjusted to reflect management’s estimates of expected cost savings related to the combination of the operations of MedAssets and Broadlane. Adjusted EBITDA with expected cost savings does not include any one-time charges to be incurred in order to realize the expected cost savings. We currently estimate such one-time charges to be between approximately $15.0 million and $20.0 million. These estimates reflect our current beliefs and expectations and are based on information currently available to us. As such, no assurance can be given that the expected cost savings can be achieved in whole or at all or that our future growth, results of operations and performance in light of such expected cost savings will be achieved. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings included in this offering memorandum provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Further, we believe EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings are not measurements of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings differently and, as a result, our measures of EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings may not be directly comparable to EBITDA, Adjusted EBITDA or Adjusted EBITDA with expected cost savings of other companies. Furthermore, EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings each has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments,

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect changes in, or cash requirements for, our working capital needs,

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

• EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect our provision for income taxes, which may vary significantly from period to period (see “Management’s discussion and analysis of financial condition and results of operations of MedAssets”), and

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings do not reflect any cash requirements for such replacements.

Because of these limitations, EBITDA, Adjusted EBITDA and Adjusted EBITDA with expected cost savings should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA, Adjusted EBITDA or Adjusted EBITDA with expected cost savings.

(2) Total capital expenditures includes purchases of property, equipment and software and capitalized software development costs.

(3) Amount represents the cash paid on our indebtedness and excludes non-cash interest associated with our finance obligation, deferred financing costs and deferred payment amount.

(4) Excludes the $125.0 million deferred payment. Also excludes the finance obligation as this obligation is not included in the calculation of outstanding indebtedness for purposes of satisfying the covenants contained in the New Credit Facility. See Note 6 of the Notes to our Consolidated Financial Statements, under the sub-heading “Finance Obligation” for additional information regarding this transaction and the related obligation.

The following table reconciles EBITDA and Adjusted EBITDA to net income attributable to MedAssets, which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA:

							Pro forma
						Twelve	for twelve
						months	months
	Fiscal year ended December 31,			Nine months ended		ended	ended
(Unaudited and in				September	September	September	September
thousands)	2007	2008	2009	30, 2009	30, 2010	30, 2010	30, 2010

Net income	$6,296	$10,841	$19,947	$9,976	$17,275	$27,246	$(28,980)
Depreciation	7,115	9,793	13,211	9,020	14,068	18,259	22,238
Depreciation (included in cost or revenue)	353	709	2,426	1,836	2,167	2,757	2,757
Amortization of intangibles	15,778	23,442	28,012	21,029	17,706	24,689	85,731
Amortization of intangibles (included in cost of revenue)	792	872	740	555	509	694	694
Interest expense, net of interest amount(1)	18,213	19,823	18,087	13,994	10,886	14,979	84,224
Income tax expense (benefit)	4,516	7,489	12,826	6,196	11,477	18,107	(14,372)

EBITDA	53,063	72,969	95,249	62,606	74,088	106,731	152,292
Impairment of intangibles(2)	1,204	2,272	–	–	–	–	–
Share-based compensation expense(3)	5,611	8,550	16,652	12,911	8,653	12,394	13,081
Other (gains) losses(4)	–	–	–	–	–	–	(156)
Rental income from capitalizing building lease(5)	(438)	(438)	(439)	(329)	(329)	(439)	(439)
Purchase accounting adjustments(6)	1,131	2,449	(24)	203	–	(227)	2,184
Interest rate swap cancellation(7)	–	3,914	–	–	–	–	–
Acquisition related expenses(8)	–	–	–	–	4,351	4,351	2,805

Adjusted EBITDA	$60,571	$89,716	111,438	$75,391	$86,763	$122,810	$169,767
Plus: Expected cost savings(9)							20,000
Adjusted EBITDA with expected cost savings							$189,767

(1) Interest income is included in other income (expense) and is not netted against interest expense in MedAssets’ Consolidated Statement of Operations.

(2) Impairment of intangibles during the fiscal year ended December 31, 2008 primarily relates to acquired developed technology from prior acquisitions, revenue cycle management tradename and internally developed software products, mainly due to the integration of Accuro’s operations and products. Impairment of intangibles during fiscal year ended December 31, 2007 represents the write-off of in-process research and development from the XactiMed, Inc. (“XactiMed”) acquisition in May 2007.

(3) Represents non-cash share-based compensation expense for both employees and directors. The increase in 2009 is due to share-based grants made under our 2008 Long-Term Performance Incentive Plan. The increase in 2008 is due to share-based grants made subsequent to our initial public offering. The significant increase in 2007 is due to the adoption of SFAS No. 123(R). We believe excluding this non-cash expense allows us to compare our operating performance without regard to the impact of share-based compensation expense, which varies from period to period based on the amount and timing of grants.

(4) Other (gains) losses consist primarily of (gains) losses from interest rate derivative financial instruments.

(5) The imputed rental income recognized with respect to a capitalized building lease is deducted from net income (loss) due to its non-cash nature. We believe this income is not a useful measure of continuing operating performance. See Note 6 to MedAssets’ Consolidated Financial Statements for further discussion of this rental income.

(6) The MedAssets adjustments include the effect on revenue of adjusting acquired deferred revenue balances, net of any reduction in associated deferred costs, to fair value as of the respective acquisition dates for Accuro and XactiMed. The reduction of the deferred revenue balances materially affects period-to-period financial performance comparability and revenue and earnings growth in future periods subsequent to the acquisition and is not indicative of changes in underlying results of operations. In 2010, these adjustments will no longer be reconciling items related to acquired deferred revenue balances because the amounts were fully amortized in 2009. In addition, the pro forma amounts include certain purchase accounting adjustments related to Broadlane’s historical acquisitions.

(7) During the fiscal year ended December 31, 2008, we recorded an expense associated with the cancellation of our interest rate swap arrangements. In connection with the cancellation, we paid the counterparty $3.9 million in termination fees. We believe such expense is infrequent in nature and is not indicative of continuing operating performance.

(8) These charges reflect the due diligence and acquisition-related expenses pertaining to merger and acquisition activities. We consider these charges to be non-operating expenses and unrelated to our underlying results of operations.

(9) Expected cost savings by type are as follows (in thousands):

Salaries, bonus and benefits(i)	$16,200
Facilities(ii)	1,700
Professional fees and other(iii)	2,100
Total expected cost savings	$20,000

(i) Represents the elimination of salaries, bonus and benefits of certain senior executives of Broadlane and certain administrative, back office and operational employees who are in redundant positions with positions currently existing at MedAssets. These positions will be eliminated following the consummation of the Broadlane Acquisition.

(ii) Represents savings expected from office space consolidation at certain of our facilities.

(iii) Represents reductions in outsourced professional services, reduction in employee travel related expenses and reductions of other duplicative costs.

Capitalization

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of September 30, 2010:

• on an actual basis, and

• on a pro forma basis to give effect to the Transactions (after deducting estimated discounts, commissions and offering expenses), the application of net proceeds from this offering and the consummation of the Broadlane Acquisition as if they had occurred on such date.

You should read this table together with “Use of proceeds,” “The Broadlane Acquisition,” “Selected historical consolidated financial data of MedAssets,” “Unaudited pro forma condensed combined financial information” and “Management’s discussion and analysis of financial condition and results of operations of MedAssets” and MedAssets’ consolidated financial statements and the related notes included elsewhere in this offering memorandum.

	As of September 30, 2010
(Unaudited and in thousands)	Actual	Pro forma(1)

Cash and cash equivalents(2)	$8	$11,989

Debt:
Existing Credit Facility	173,515	–
Finance obligation(3)	9,734	9,734
New Credit Facility(4)	–	600,000
Notes offered hereby	–	360,000

Total debt(5)	183,249	969,734
Total stockholders’ equity	478,055	466,785

Total capitalization	$661,304	$1,436,519

(1) Assumes that the consideration of $725.0 million (excluding the $125.0 million Deferred Payment Amount) for the Broadlane Acquisition will be paid in cash at the closing of the Broadlane Acquisition. See “The Broadlane Acquisition” and “Unaudited pro forma condensed combined financial information.” This offering is conditioned on the closing of the Broadlane Acquisition.

(2) Assumes that we will acquire $48.1 million in cash and cash equivalents relating to the Broadlane business at the closing of the Broadlane Acquisition, which is based on Broadlane’s consolidated cash and cash equivalents of $48.1 million set forth on its unaudited consolidated balance sheet as of September 30, 2010.

(3) Represents a capital lease obligation incurred in a sale and subsequent leaseback transaction of an office building in August 2003. The amount represents the net present value of the obligation. See Note 6 of the Notes to Consolidated Financial Statements, under the sub-heading “Finance Obligation” for additional information regarding this transaction and the related obligation.

(4) Assumes that we borrow $600.0 million under the New Credit Facility to finance the purchase price for the Broadlane Acquisition and the related payment of indebtedness. As of September 30, 2010, after giving pro forma effect to the Transactions, we would have had $600.0 million of secured debt outstanding and $149.0 million of available secured borrowings under the revolving credit facility (netted for a $1.0 million letter of credit).

(5) Total Debt does not include the $125.0 million Deferred Payment Amount payable in January 2012 in connection with the Broadlane Acquisition.

Unaudited pro forma condensed combined financial
information

Cautionary note

The unaudited pro forma condensed combined financial information set forth below contains preliminary adjustments that are based on preliminary estimates, many of which are inherently uncertain. We believe that some of these estimates and the Broadlane financial information from which the unaudited pro forma condensed combined financial information has been derived are likely to change materially between the date of this offering memorandum and the closing date of the Broadlane Acquisition. The actual results reported in periods following the Transactions may differ significantly from that reflected in these pro forma condensed combined financial statements for a number of reasons, including but not limited to: differences between the assumptions used to prepare these unaudited pro forma condensed combined financial statements and actual amounts, cost savings from operating efficiencies, differences resulting from potential synergies and cost savings, the impact of the incremental costs incurred in integrating the Broadlane business, or MedAssets’ or Broadlane’s results of operations, financial condition or other transactions or developments since September 30, 2010. In addition, no adjustments have been made for certain non-recurring items related to the Broadlane Acquisition. Accordingly, the following unaudited pro forma condensed combined financial information should not be considered illustrative of what our financial condition or results of operations would have been had the Transactions been completed on the dates indicated in the unaudited pro forma condensed combined financial information and does not purport to project our future financial condition and results of operations after giving effect to these transactions. We therefore caution you not to place undue reliance on the following unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed consolidated financial information is based on historical audited and unaudited consolidated financial statements of MedAssets and Broadlane appearing elsewhere in this offering memorandum, as adjusted to illustrate the estimated pro forma effects of the Transactions, as described earlier in the offering memorandum. The unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements and related notes of MedAssets and Broadlane and other financial information appearing elsewhere in this offering memorandum, including “The proposed Broadlane Acquisition and financing,” “Use of proceeds,” “Selected historical consolidated financial information of MedAssets,” “Management’s discussion and analysis of financial condition and results of operations of MedAssets,” “Selected historical consolidated financial information of Broadlane,” and “Management’s discussion and analysis of financial condition and results of operations of Broadlane.”

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on September 30, 2010. The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they had occurred on January 1, 2009.

We derived the unaudited pro forma condensed combined statement of operations data for the twelve months ended September 30, 2010 by adding the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2009 to the unaudited pro forma condensed combined of operations data for the nine months ended September 30, 2010 and subtracting the unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2009.

The unaudited pro forma adjustments are based upon available information and certain assumptions and estimates. For example, our acquisition of Broadlane will be accounted for, and is presented in the unaudited pro forma condensed consolidated financial information, using the authoritative guidance for the acquisition method of accounting. Under these standards, the excess of the purchase price over the fair value of net assets acquired and liabilities assumed is recorded as goodwill. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to our acquisition of Broadlane. We have made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma financial statements contained herein. These preliminary estimates and assumptions are likely to change materially during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets identified intangible assets, and resultant goodwill. As of the date of this offering memorandum, we have not performed the valuation studies necessary to determine with any certainty the fair values of the assets that we will acquire and the liabilities that we will assume and the related allocation of purchase price. The preliminary estimated allocation is likely to change based upon finalization of the appraisals and other valuation studies that we will arrange to obtain, and the amounts contained in the final purchase price allocation will likely differ materially from our preliminary estimates. For purposes of computing pro forma adjustments, we have assumed that historical values of certain assets acquired and liabilities assumed reflect fair value. The pro forma balance sheet includes a preliminary estimate of fair value adjustments for certain administrative fee receivables and related revenue share obligations; identifiable intangible assets such as a non-compete agreement, developed technology assets, tradenames and customer relationship assets; additional long-term debt and certain other adjustments. The pro forma condensed consolidated statements of operations include preliminary estimates of incremental amortization expenses associated with these identifiable intangible assets, additional interest expense, income tax adjustments and certain other adjustments. However, these pro forma amounts will likely change materially as we have not completed the appraisal process and necessary valuation studies as of the date of this offering memorandum.

Pro forma adjustments do not include adjustments to deferred tax assets or liabilities other than with respect to Broadlane’s historical goodwill and our preliminary estimate of the purchase price to be allocated to identifiable intangible assets and goodwill. The structure of the Transactions (inclusive of tax matters described in section 6.3 of the Purchase Agreement) and certain elections that we may make in connection with our acquisition of Broadlane and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.

The unaudited pro forma condensed combined financial information contained in this offering memorandum is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented and should not be taken as representative of our future consolidated results of operations of financial position.

In connection with our plan to integrate the operations of MedAssets and Broadlane, management anticipates that certain material non-recurring charges, such as severance, relocation expenses, facility consolidation expense, technology and other infrastructure integration expenses will be incurred. Management cannot yet determine the timing, nature and extent of such charges and has not made any adjustment for them in the accompanying unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined
balance sheet as of September 30, 2010

			Pro forma
(In thousands, except share and per share amounts)	MedAssets	Broadlane	adjustments		Pro forma

Assets
Current Assets
Cash and cash equivalents	$8	$48,145	$(36,164	)(a)	$11,989
Accounts receivable, net	75,692	11,881	35,000	(c)	122,573
Deferred tax assets	19,846	7,212	(4,542	)(m)	22,516
Prepaid expenses and other current assets	14,599	4,861	–		19,460

Total current assets	110,145	72,099	(5,706)		176,538
Property and equipment, net	61,318	26,068	(18,756	)(d)	68,630
Other long term assets
Goodwill	512,485	184,115	357,069	(e)	1,053,669
Intangible assets, net	79,529	177,840	277,660	(f)	535,029
Other	18,857	2,264	41,319	(g)	62,440

Other long term assets	610,871	364,219	676,048		1,651,138

Total Assets	782,334	462,386	651,586		1,896,306

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	7,325	12,070	(10,057	)(h)	9,338
Accrued revenue share obligations and rebates	25,153	24,448	17,500	(i)	67,101
Accrued payroll and benefits	6,867	6,243	5,906	(h)	19,016
Other accrued expenses	11,409	–	1,542	(j)	12,951
Deferred revenue, current portion	30,514	915	(915	)(k)	30,514
Current portion of notes payable	2,499	10,228	(4,477	)(l)	8,250
Current portion of finance obligation	177	–	–		177

Total current liabilities	83,944	53,904	9,499		147,347
Notes payable, less current portion	171,016	166,532	614,202	(l)	951,750
Finance obligation, less current portion	9,557	–	–		9,557
Deferred revenue, less current portion	9,057	–	–		9,057
Deferred tax liability	28,037	59,057	101,228	(m)	188,322
Deferred payment liability	–	–	121,250	(n)	121,250
Other long term liabilities	2,668	4,243	(4,673	)(o)	2,238

Total liabilities	304,279	283,736	841,506		1,429,521
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized; 57,964,000 issued and outstanding on an actual and pro forma basis at September 30, 2010	580	–	–		580
Additional paid in capital	662,133	203,391	(203,391	)(p)	662,133
Accumulated other comprehensive loss	(1,028)	–	1,028	(p)	–
Accumulated deficit	(183,630)	(24,741)	12,443	(p)	(195,928)

Total stockholders’ equity	478,055	178,650	(189,920	)(p)	466,785

Total liabilities and stockholders’ equity	$782,334	$462,386	$651,586		$1,896,306

See notes to unaudited pro forma condensed combined balance sheet

Notes to unaudited pro forma condensed combined balance sheet

(a) The following table sets forth the estimated sources and uses of cash in the Transactions, assuming they had occurred on September 30, 2010 excluding the $125 million Deferred Payment Amount (in thousands):

Sources

New revolving credit facility(1)	$–
New senior secured term loan facility(2)	$600,000
Gross proceeds from the notes offered hereby, assuming sold at par	$360,000
Cash and cash equivalents of MedAssets and Broadlane	$36,164

$996,164

Uses:
Seller cash consideration	$580,379
Repayment of MedAssets existing senior credit facility(3)	$175,171
Repayment of Broadlane’s existing indebtedness(4)	$184,140
Estimated transaction fees and expenses(5)	$56,474

$996,164

(1) In connection with the Broadlane Acquisition, we will enter into a $150.0 million revolving credit facility with a five-year maturity. We do not expect to borrow any amount under the new revolving credit facility at the closing of the Broadlane Acquisition and we expect to issue a $1.0 million letter of credit to replace an existing letter of credit. See “Description of other indebtedness.”

(2) In connection with the Broadlane Acquisition, we will enter into a $600.0 million senior secured term loan facility with a six-year maturity. The entire amount of the new senior term loan facility Term B facility will be drawn at the closing of the Broadlane Acquisition. See “Description of other indebtedness.”

(3) Reflects the outstanding principal amount of MedAssets’ existing senior credit facility of $173.5 million, which will be repaid in full at the closing of the Broadlane Acquisition, together with an approximate $1.7 million estimated amount payable to terminate a related interest rate swap.

(4) Reflects the face amount (gross of original issue discount of $2.3 million) of Broadlane’s existing indebtedness of $179.1 million plus accrued interest of approximately $2.0 million, together with an approximate net $3.0 million estimated amount payable to terminate a related interest rate swap and interest rate cap.

(5) Reflects the estimated fees and expenses associated with the Transactions, as described in the table below (in thousands):

Deferred financing costs:
Financing fees(i)	$45,088
Other financing costs(ii)	2,945

Total deferred financing costs	$48,033
Costs to be expensed by MedAssets:
Other financing and transaction costs(ii)	8,441

Total estimated transaction costs	$56,474

(i) Reflects estimated financing fees we will incur in connection with the new senior secured credit facility and the notes offered hereby, which will be capitalized and amortized over the terms of the applicable indebtedness.

(ii) Represents estimated remaining transaction costs, other than those costs included in (i) above, including fees attributable to professional advisors and other fees associated with the completion of the Transactions, which will be allocated between deferred financing costs and expenses associated with the Transactions, based on a study which is not yet complete. Accordingly, the actual amounts incurred and allocated to deferred financing costs and transaction expenses, and the corresponding amount of amortization and current expense, respectively, may be different from the amounts presented herein. The tax deductibility of these costs will be determined based upon a study which is not yet complete. Therefore no estimated tax effect related to these costs has been reflected in the pro forma financial information presented herein.

(b) Reflects our preliminary estimates of the preliminary purchase price and the preliminary estimated purchase price allocation related to the Broadlane acquisition. We have made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma financial statements contained herein. These preliminary estimates and assumptions will likely change materially during the measurement period (up to one year from the acquisition date) as we finalize the estimates of the net tangible assets, identified intangible assets, and resultant goodwill. As of the date of this offering memorandum, we have not performed the valuation studies necessary to determine with any certainty the fair values of the assets that we will acquire and the liabilities that we will assume and the related allocation of purchase price. The allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation will likely differ materially from the preliminary estimates included in the pro forma statements included herein. The following reflects the preliminary estimated purchase price and preliminary estimated purchase price allocation to the fair value of assets acquired and liabilities assumed (in thousands)(1):

Consideration:(2)
Cash payments:
Cash to sellers		$580,379
Less: cash acquired		(48,145)

Net cash to sellers		532,234
Repayment of Broadlane indebtedness		184,140
Present value of deferred payment @ 2.6% (Item (n))		121,250

Net consideration		$837,624
Allocated to:
Administrative fees receivable (Item (c))	$35,000
Accounts receivable	11,881
Deferred tax asset (Item (m))	941
Prepaid and other assets	4,861
Fixed assets	7,312
Other long-term assets	110
Accounts payable	(2,015)
Accrued revenue share obligations on administrative fees receivable (Item (i))	(17,500)
Accrued revenue share obligations and rebates	(24,448)
Accrued payroll and benefits	(12,149)
Other accrued expenses	(1,542)
Other long-term liabilities	(1,226)
Deferred tax liabilities (Item (m))	$(160,285)

Net liabilities assumed		(159,060)
Intangible assets (Item (f))		455,500

Unallocated excess purchase price (Item (e))		$541,184

(1) For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired and liabilities assumed reflect fair value. We have estimated a fair value adjustment for certain accounts receivables as described in Item (c) and related accrued revenue share obligations as described in Item (i) and identifiable intangible assets such as a non-compete agreement, developed technology assets, tradenames, and customer relationship assets as described in Item (f) using a preliminary valuation study estimate. The remaining excess of the preliminary estimated purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed is recorded as goodwill as noted in Item (e).

(2) We may be required to make certain payments to the seller related to tax benefits associated with costs incurred prior to the Transaction date. See section 6.2(f) Transaction Tax Deductions of the Purchase Agreement. We have not included an estimate of these amounts, if any, in computing our preliminary estimated purchase price.

(c) Reflects the preliminary fair value of administrative fees related to customer purchases that occurred prior to the Transaction date but were reported to us subsequent to the Transaction date. Under our accounting policies, these administrative fees would be recorded as revenue when reported to us; however, acquisition accounting requires us to estimate the amount of purchases occurring prior to the Transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as described in Item (i) as a liability.

(d) Reflects the elimination of Broadlane’s historical cost basis of capitalized software. A preliminary fair value estimate of developed technology assets has been included in the estimated intangibles in Item (f) below.

(e) Reflects the preliminary estimated excess of purchase price over the fair values of assets acquired and liabilities assumed as a result of the assumed purchase price allocation (in thousands):

Unallocated excess purchase price (Item (b))	$541,184
Less: Broadlane’s historical goodwill	(184,115)

Net adjustment to goodwill	$357,069

(f) Reflects the preliminary estimated fair value of intangible assets acquired (in thousands):

Non-compete agreement	1.5 yr life	$2,900
Tradename	3 yr life	4,500
Developed technology	5 yr life	24,000
Customer relationship	10 yr life	424,100

Total identified intangible assets acquired		$455,500
Less Elimination of Broadlane’s existing intangible assets, net		(177,840)

Net adjustment to intangible assets		$277,660

The non-compete agreement, tradename, and developed technology assets are being amortized using the straight-line method over assumed estimated useful lives of one and one-half, three, and five years, respectively. The customer relationship identified intangible asset is being amortized over an estimated useful life of ten years based on the estimated pattern of economic benefit that is expected to be realized from the acquired customer relationships.

As noted above in Item (b), the amounts allocated to identified intangible assets and the assumed useful lives are based on estimates and the estimated amounts and useful lives will likely change materially based upon the finalization of appraisals and valuation studies and will likely differ materially from the pro forma amounts presented herein.

(g) Reflects the capitalization of estimated financing costs in connection with the indebtedness we will incur in the Transactions consisting of the new senior secured credit facilities and notes offered hereby, which will be amortized over the terms of the applicable indebtedness, less the elimination of MedAssets and Broadlane’s historical unamortized debt issuance costs and original issue discount, as follows (in thousands):

Estimated deferred financing costs related to the Transactions	$48,033
Write-off of MedAssets debt issuance costs (Item (p))	(4,558)
Write-off of Broadlane debt issuance costs	(2,131)
Termination of Broadlane interest rate cap (Item (a)(4))	(25)

Net adjustment to other assets	$41,319

(h) Reflects the net adjustment to accounts payable as a result of reclassification of accrued payroll and benefits and other accrued expenses to conform to MedAssets’ presentation format (in thousands):

Accrued bonuses and employee benefits	$(5,906)
Other accrued expenses (Item (j))	(4,151)

Net adjustment to accounts payable	$(10,057)

(i) Reflects the estimated preliminary fair value of accrued revenue share obligations related to the administrative fees receivable described in Item (c) above.

(j) Reflects net adjustment to other accrued expenses as a result of the reclassification of certain current liabilities and adjustments as a result of the Transactions as follows (in thousands):

Other accrued expenses (Item (h))	$4,151
Accrued interest payments (Item (a)(4))	(2,048)
Adjustment to record preliminary fair value of accrued rent	(561)

Net adjustment to other accrued expenses	$1,542

(k) Reflects adjustment to record the estimated preliminary fair value of deferred revenue.

(l) Reflects the estimated net adjustments to long-term debt assuming the completion of the currently structured Transactions as follows (in thousands):

	Current	Long-term
	portion	portion	Total debt

New senior secured term loan facility	$8,250	$591,750	$600,000
Notes offered hereby	–	360,000	360,000
New revolving credit facility borrowings	–	–	–
Write-off of Broadlane term loan original issue discount	–	2,340	2,340
Repayment of Broadlane existing credit facility	(10,228)	(168,872)	(179,100)
Repayment of MedAssets existing indebtedness	(2,499)	(171,016)	(173,515)
Net adjustments to long-term debt	$(4,477)	$614,202	$609,725

(m) Reflects the preliminary estimated adjustments to net current deferred tax assets and net non-current deferred tax liabilities as follows (in thousands):

Reduction of Broadlane historical current deferred tax assets	$(7,212)
Estimated increase in current deferred tax assets as a result of the Transactions	941
Estimated increase in current deferred tax assets as a result the write-off MedAssets debt issuance costs (Item(p))	1,729

Net adjustments to current deferred tax assets	$(4,542)

Reduction of Broadlane historical non-current deferred tax liabilities	$(59,057)
Estimated increase in non-current deferred tax liabilities as a result of the Transactions	160,285

Net adjustments to non-current deferred tax liabilities	$101,228

(n) Reflects the preliminary estimated present value of the $125.0 million Deferred Payment Amount, discounted at 2.6%. The Deferred Payment Amount is payable on January 4, 2012. The seller is entitled to certain remedies as described by section 2.5 and 2.6 of the Purchase Agreement in the event we are unable to pay the Deferred Payment Amount on the due date. For purposes of the pro forma adjustments presented herein, we have assumed that the Deferred Payment Amount will be paid in the form of a cash payment on January 4, 2012.

(o) Reflects the net adjustments to other long term liabilities as a result of the Transactions as follows (in thousands):

Termination of Broadlane’s interest rate swap agreement (Item(a)(4))	$(3,017)
Termination of MedAssets’ interest rate swap agreement (Item(a)(3))	(1,656)

Net adjustments to other long term liabilities	$(4,673)

(p) Reflects the net adjustment to shareholders’ equity, as follows (in thousands):

Elimination of Broadlane’s historical additional paid in capital		$(203,391)
Reclassification into earnings of MedAssets interest rate swap, net of tax(1)		1,028
Elimination of Broadlane’s historical accumulated deficit	$24,741
Reclassification into earnings of MedAssets interest rate swap, net of tax(1)	(1,028)
Write-off of MedAssets debt issuance costs, net of tax (Item (g))(2)	(2,829)
Other financing and transactions costs (Item (a)(5))(3)	$(8,441)

Net adjustments to accumulated deficit		12,443

Net adjustments to shareholders’ equity		$(189,920)

(1) MedAssets’ interest rate swap is designated as a highly effective cash flow hedge and is recorded at fair value net of tax in accumulated comprehensive loss. As a result of the estimated termination in connection with the Transaction, the fair value of the interest rate swap, net of tax has been reclassified into earnings.

(2) The estimated $4.6 million write-off of MedAssets’ historical debt issuance costs has been tax effected using the blended statutory rate of approximately 38% resulting in an estimated $2.8 million net of tax charge to earnings.

(3) The other financing and transaction costs have not been tax effected as the tax deductibility of these costs will be determined based upon a study which is not yet complete. Therefore no estimated tax effect related to these costs has been reflected in the pro forma financial information presented herein.

Unaudited pro forma condensed combined
statement of operations for the year ended
December 31, 2009

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$108,223	$117,730	$–		$225,953
Service fees	233,058	49,794	–		282,852

Total net revenue	341,281	167,524	–		508,805
Operating expenses
Cost of revenue	74,651	69,327	–		143,978
Product development expenses	18,994	13,275	–		32,269
Selling and marketing expenses	45,282	6,937	–		52,219
General and administrative expenses	110,661	30,822	–		141,483
Depreciation	13,211	9,169	(5,372	)(b)	17,008
Amortization of intangibles	28,012	15,950	46,867	(c)	90,829

Total operating expense	290,811	145,480	41,495		477,786
Operating income (loss)	50,470	22,044	(41,495)		31,019
Other income (expense)
Interest (expense)	(18,114)	(24,721)	(44,852	)(d)	(87,687)
Loss on extinguishment of debt	–	(3,074)	3,074	(e)	–
Other income (expense)	417	811	(756	)(f)	472

Income (loss) before income taxes	32,773	(4,940)	(84,029)		(56,196)
Income tax expense (benefit)	12,826	(1,017)	(31,805	)(g)	(19,996)

Net income (loss)	19,947	(3,923)	(52,224)		(36,200)
Income (loss) per share—basic	$0.36	–	–		$(0.66)
Income (loss) per share—diluted	$0.34	–	–		$(0.66)
Shares used in per share calculation—basic	54,841	–	–		54,841
Shares used in per share calculation—diluted	57,865	–	–		54,841

See notes to unaudited pro forma condensed combined statements of operations

Unaudited pro forma condensed combined
statement of operations for the nine months
ended September 30, 2009

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$78,495	$86,801	$–		$165,296
Service fees	167,091	35,890	–		202,981

Total net revenue	245,586	122,691	–		368,277
Operating expenses
Cost of revenue	55,830	50,769	–		106,599
Product development expenses	15,424	9,539	–		24,963
Selling and marketing expenses	36,529	4,834	–		41,363
General and administrative expenses	77,971	20,617	–		98,588
Depreciation	9,020	6,721	(3,730	)(b)	12,011
Amortization of intangibles	21,029	11,962	35,151	(c)	68,142

Total operating expense	215,803	104,442	31,421		351,666
Operating income (loss)	29,783	18,249	(31,421)		16,611
Other income (expense)
Interest (expense)	(14,015)	(18,936)	(32,861	)(d)	(65,812)
Other income (expense)	404	506	(450	)(f)	460

Income (loss) before income taxes	16,172	(181)	(64,732)		(48,741)
Income tax expense (benefit)	6,196	368	(24,488	)(g)	(17,924)

Net income (loss)	9,976	(549)	(40,244)		(30,817)
Income (loss) per share—basic	$0.18	–	–		$(0.56)
Income (loss) per share—diluted	$0.17	–	–		$(0.56)
Shares used in per share calculation—basic	54,589	–	–		54,589
Shares used in per share calculation—diluted	57,223	–	–		54,589

See notes to unaudited pro forma condensed combined statements of operations

Unaudited pro forma condensed combined
statement of operations for the nine months
ended September 30, 2010

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$84,437	$88,121	$–		$172,558
Service fees	199,948	42,525	–		242,473

Total net revenue	284,385	130,646	–		415,031
Operating expenses
Cost of revenue	67,176	58,777	–		125,953
Product development expenses	14,859	9,534	–		24,393
Selling and marketing expenses	35,348	5,909	–		41,257
General and administrative expenses	91,425	22,798	–		114,223
Acquisition related expenses	4,351	–	(1,546	)(h)	2,805
Depreciation	14,068	7,938	(4,765	)(b)	17,241
Amortization of intangibles	17,706	11,962	33,376	(c)	63,044

Total operating expense	244,933	116,918	27,065		388,916
Operating income (loss)	39,452	13,728	(27,065)		26,115
Other income (expense)
Interest (expense)	(10,986)	(11,922)	(39,550	)(d)	(62,458)
Loss on extinguishment of debt	–	(11,754)	11,754	(e)	–
Other income	286	87	73	(f)	446

Income (loss) before income taxes	28,752	(9,861)	(54,788)		(35,897)
Income tax expense (benefit)	11,477	(2,986)	(20,787	)(g)	(12,296)

Net income (loss)	17,275	(6,875)	(34,001)		(23,601)
Income (loss) per share—basic	$0.31	–	–		$(0.42)
Income (loss) per share—diluted	$0.29	–	–		$(0.42)
Shares used in per share calculation—basic	56,238	–	–		56,238
Shares used in per share calculation—diluted	59,340	–	–		56,238

See notes to unaudited pro forma condensed combined statements of operations

Unaudited pro forma condensed combined
statement of operations for the twelve months
ended September 30, 2010

			Pro forma
(In thousands, except per share amounts)	MedAssets	Broadlane	adjustments(a)		Pro forma

Revenue
Administrative fees, net	$114,165	$119,050	$–		$233,215
Service fees	265,915	56,429	–		322,344

Total net revenue	380,080	175,479	–		555,559
Operating expenses
Cost of revenue	85,997	77,335	–		163,332
Product development expenses	18,429	13,270	–		31,699
Selling and marketing expenses	44,101	8,012	–		52,113
General and administrative expenses	124,115	33,003	–		157,118
Acquisition related expenses	4,351	–	(1,546	)(h)	2,805
Depreciation	18,259	10,386	(6,407	)(b)	22,238
Amortization of intangibles	24,689	15,950	45,092	(c)	85,731

Total operating expense	319,941	157,956	37,139		515,036
Operating income (loss)	60,139	17,523	(37,139)		40,523
Other income (expense)
Interest (expense)	(15,085)	(17,707)	(51,541	)(d)	(84,333)
Loss on extinguishment of debt	–	(14,828)	14,828	(e)	–
Other income	299	392	(233	)(f)	458

Income (loss) before income taxes	45,353	(14,620)	(74,085)		(43,352)
Income tax expense (benefit)	18,107	(4,371)	(28,108	)(g)	(14,372)

Net income (loss)	27,246	(10,249)	(45,977)		(28,980)
Income (loss) per share—basic	$0.49	–	–		$(0.52)
Income (loss) per share—diluted	$0.46	–	–		$(0.52)
Shares used in per share calculation—basic	56,074	–	–		56,074
Shares used in per share calculation—diluted	59,176	–	–		56,074

See notes to unaudited pro forma condensed combined statements of operations

Notes to unaudited pro forma condensed combined
statements of operations

(a) Certain of the pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to the Broadlane Acquisition. We have made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma financial statements contained herein. These preliminary estimates and assumptions will likely change materially during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets, identified intangible assets, and resultant goodwill. As of the date of this offering memorandum, we have not performed the valuation studies necessary to determine with any certainty the fair values of the assets that we will acquire and the liabilities that we will assume and the related allocation of purchase price. The allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation will likely differ materially from the preliminary estimates included in the pro forma statements included herein. The pro forma adjustments do not reflect the following material items that are expected to result directly from the Transactions and which are expected to impact our statement of operations within twelve months following the Transactions:

i) An estimated reduction of approximately $17.5 million of net administrative fee revenue (net of accrued revenue share obligations) related to administrative fees generated from customer purchases that occurred prior to the Transaction date but were reported to us subsequent to the Transaction date. Under our revenue recognition accounting policies, these administrative fees would be recorded as revenue when reported to us; however, acquisition accounting requires us to estimate the amount of purchases occurring prior to the Transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable and any corresponding revenue share obligation as a liability;

ii) Remaining transaction costs currently estimated at approximately $8.4 million relating to fees to investment bankers, attorneys, accountants and other professional advisors and other Transaction-related costs that will likely not be capitalized as deferred financing costs; and

iii) The effect of anticipated cost savings or operating efficiencies expected to be realized and related restructuring charges which will be material such as severance, relocation expenses, facility consolidation expense, technology and infrastructure integration expenses, impairment of duplicative assets and other costs related to the integration of Broadlane into MedAssets.

(b) For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible fixed assets acquired reflect fair value and have recorded those amounts as part of the preliminary estimated purchase price allocation. These tangible fixed assets are being amortized using the straight-line method over their historical estimated remaining useful lives of between three and fifteen years. As a result, we have not included a pro forma depreciation adjustment for tangible fixed assets in the Pro Forma Condensed Combined Statements of Operations. However, Broadlane’s historical depreciation expense includes depreciation of capitalized software. We have estimated the value of the acquired developed technology assets (software) and included depreciation expense for the fair value of the software in footnote (c). As a result, we have recorded a pro forma adjustment to remove the effect of Broadlane’s historical software amortization included in depreciation expense. The Pro Forma Condensed Combined Statements of Operations include the following adjustments to reduce depreciation expense (in thousands):

		Nine months	Nine months	Twelve months
	Year ended	ended	ended	ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

Depreciation expense	$(5,372)	$(3,730)	$(4,765)	$(6,407)

(c) For purposes of computing pro forma adjustments, we have estimated a fair value adjustment for identifiable assets such as a non-compete agreement; developed technology assets, tradenames and customer relationship assets of $455.5 million based on a preliminary valuation study. The non-compete agreement, tradenames and developed technology assets are being amortized using the straight-line method over assumed estimated useful lives of one and one-half, three, and five years, respectively. Cost related to the customer relationship identified intangible asset is being amortized over an estimated useful life of ten years based on the estimated pattern of economic benefit that is expected to be realized from the customer relationships. As a result, the pro forma condensed consolidated statements of operations includes the following incremental adjustments to amortization expense (in thousands):

		Nine months	Nine months	Twelve months
	Year ended	ended	ended	ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

Amortization expense	$46,867	$35,151	$33,376	$45,092

The estimated five year impact on operating results using the expected pattern of economic benefit of the customer relationship identified intangible asset is as follows (in thousands):

Expected five year customer
relationship amortization

Year 1	$54,584
Year 2	52,862
Year 3	50,623
Year 4	48,213
Year 5	$45,802

The remaining excess of the estimated preliminary purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed is recorded as goodwill. Goodwill is not amortized but will be subject to annual impairment tests in accordance with generally accepted accounting principles. As noted, the estimated amounts allocated to identified intangible assets and the assumed useful lives are based on preliminary valuation studies and the amounts and useful lives are subject to change based upon the finalization of appraisals and valuation study estimates and will likely differ materially from the pro forma amounts presented herein.

(d) For purposes of computing pro forma adjustments for interest expense, we have made certain assumptions regarding our debt structure at the closing of the Transactions (including assuming that the notes are issued at par), interest rates on our outstanding debt and the yield and expected maturity dates on the notes offered herein. We have preliminarily assumed there are no specific embedded features in the debt instruments, including embedded derivatives. These estimates are preliminary and actual results could differ materially from the pro forma amounts presented herein. The following reflects pro forma adjustments to estimated interest expense (in thousands):

		Nine months	Nine months	Twelve months
	Year ended	ended	ended	ended
	December 31,	September 30,	September 30,	September 30,
	2009	2009	2010	2010

New senior secured term loan facility(1)	$38,854	$29,177	$28,884	$38,561
Notes offered hereby(2)	34,200	25,650	25,650	34,200
New revolving credit facility borrowings(3)	–	–	–	–
Fees on outstanding letters of credit(4)	45	34	34	45
Commitment fees(5)	1,118	838	838	1,118

Total pro forma cash interest expense related to new borrowings	74,217	55,699	55,406	73,924
Amortization of capitalized debt issuance costs(6)	8,490	6,374	6,325	8,441
Interest accretion on Deferred Payment Amount(7)	4,000	3,000	–	1,000

Total pro forma interest expense related to new borrowings	86,707	65,073	61,731	83,365
Less: Reduction of MedAssets’ existing interest expense and fees(8)	(17,134)	(13,276)	(10,259)	(14,117)
Less: Broadlane’s historical interest expense and fees(9)	(24,721)	(18,936)	(11,922)	(17,707)

Total pro forma adjustment to interest expense	$44,852	$32,861	$39,550	$51,541

(1) Reflects estimated pro forma interest expense on the new $600.0 million senior secured term loan facility at an assumed minimum LIBOR rate of 1.75% plus an applicable margin of 4.75%. The calculation of the estimated pro forma interest expense is inclusive of estimated required quarterly principal repayments as per the terms of the senior secured credit facility. A 0.125% increase in the interest rate on the floating rate debt would result in an increase in total annual pro forma interest expense of approximately $0.8 million.

(2) Reflects pro forma interest expense on the $360.0 million of notes offered hereby estimated at 9.5% per annum.

(3) Reflects no assumed borrowings under the new revolving credit facility. Interest on any borrowings under the new revolving credit facility would be based on our minimum LIBOR floor of 1.75% for each period plus an applicable margin of 4.75%.

(4) Reflects pro forma annual fees of 4.75% on average assumed outstanding letters of credit of $1.0 million.

(5) Reflects pro forma commitment fees of 0.75% on the unused portion of the new revolving credit facility.

(6) Reflects non-cash amortization of estimated capitalized deferred financing costs related to the Transactions over the term of the related facilities.

(7) Reflects non-cash interest to accrete Deferred Payment Amount to face value.

(8) Reflects MedAssets’ historical interest expense on its existing term loan, letter of credit fees and commitment fees on its unused revolving credit facility. Excludes interest expense on our finance obligation.

(9) Reflects Broadlane’s historical interest expense on its existing senior term loan and commitment fees on its unused revolving credit facility.

(e) Reflects the pro forma adjustment to eliminate the loss on extinguishment of debt from Broadlane’s historical statements of operations relating to Broadlane’s refinancing of their senior term loan, as discussed elsewhere in this offering memorandum. Broadlane’s refinancing would not have occurred had the Transactions been completed as of the beginning of the period as the recorded loss was directly impacted by the Transactions; therefore, the loss was eliminated in the pro forma condensed consolidated statements of operations.

(f) Reflects the pro forma adjustment to eliminate the effect of Broadlane’s interest rate swap and interest rate cap from Broadlane’s historical statements of operations. These transactions would not have occurred had the Transactions been completed as of the beginning of the period as the recorded amounts were directly impacted by the Transactions; therefore, they were eliminated in the pro forma condensed consolidated statements of operations.

(g) Represents the estimated pro forma tax adjustment resulting from the combination of the consolidated tax groups of MedAssets and Broadlane, consideration of their resulting tax attributes and the impact of the pro forma adjustments. The amount was calculated using the MedAssets blended statutory tax rate for each applicable period. The adjustment is preliminary and may change materially based upon a study that is not yet complete.

(h) Represents the elimination of approximately $1.5 million of transaction costs attributable to professional advisors and other fees directly associated with the completion of the Acquisition which were recorded in MedAssets’ historical statement of operations for the nine months ended September 30, 2010.

Management’s discussion and analysis of financial
condition and results of operations of Broadlane

Cautionary statement

The following discussion and analysis of Broadlane’s financial condition and results of operations has been produced based on information provided to us by Broadlane and its management team. This discussion reflects the views and plans of Broadlane’s management for that company operating as an independent company and should not be viewed as indicative of the manner in which Broadlane will be operated following its acquisition by us. Further, Broadlane is not required to prepare this discussion in accordance with the requirements of Regulation S-K which apply to us, and accordingly, the following discussion does not contain all of the information required for issuers subject to the SEC’s rules. In addition, although Broadlane’s historical financial statements, financial data and the related notes included elsewhere in this offering memorandum cover Broadlane’s results of operations for Broadlane’s last three fiscal years and the nine months ended September 30, 2010 and 2009, the following discussion and analysis of Broadlane’s financial condition and results of operations is limited to Broadlane’s last two fiscal years and the nine months ended September 30, 2010 and 2009, which periods we believe are the most relevant.

The following discussion and analysis of Broadlane’s financial condition and results of operations should be read together with Broadlane’s financial statements and related notes and the other financial information appearing elsewhere in this offering memorandum. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Broadlane’s actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk factors” and elsewhere in this offering memorandum and other risks that may not be presently known to us.

The 2008 financial information presented herein combine the “Predecessor” and “Successor” periods of Broadlane as presented on Broadlane’s consolidated financial position, results of operations and cash flows.

Overview

Broadlane is a leading healthcare group purchasing organization and management services company, providing comprehensive supply chain management, technology and other value added services to hospitals, physicians’ offices and surgery centers. Through its service offerings, Broadlane enables its healthcare provider clients to reduce costs and improve operational performance. Broadlane offers the following portfolio of cost reducing services that are designed to lower cost and inefficiency, allowing providers to better focus on the primary mission of patient care:

• Supply chain solutions

• Strategic sourcing solutions

• Capital equipment solutions

• Physician preference item consulting

• Workforce management, and

• Lean operations consulting

The largest service currently is strategic sourcing solutions through its GPO, wherein Broadlane negotiates contracts with suppliers to obtain cost-effective prices for Broadlane’s clients. While Broadlane has a comprehensive, competitive portfolio of group purchasing contracts, the breadth of its additional service line offerings separate Broadlane from traditional GPOs. Broadlane operates one reportable segment.

Broadlane’s management’s primary metrics to measure the consolidated financial performance of the business are revenue, non-GAAP EBITDA, non-GAAP Adjusted EBITDA and non-GAAP Adjusted EBITDA margin.

The following table sets forth Broadlane’s results of operations for the periods indicated (dollars in thousands):

	Nine months ended September 30,
	2010	2009	Change

	Amount	Amount	Amount	%

Revenue:
Administrative fees, net	$88,121	$86,801	$1,320	1.5%
Other service fees	42,525	35,890	6,635	18.5%

Total revenue, net	130,646	122,691	7,955	6.5%
Operating expenses	116,918	104,442	12,476	11.9%

Operating income/(loss)	13,728	18,249	(4,521)	(24.8)%
Net income/(loss)	$(6,875)	$(549)	$(6,326)	1152.3%
Adjusted EBITDA(1)	$34,414	$38,281	$(3,868)	(10.1)%
Adjusted EBITDA margin(1)	26.3%	31.2%

(1) These are non-GAAP measures. See “Use of non-GAAP financial measures” in this section for additional information.

The increases in revenue of $8.0 million for the nine months ended September 30, 2010, when compared to the nine months ended September 30, 2009 were primarily attributable to:

• growth provided by acquisitions;

• the purchase accounting adjustment in the prior year; and

• organic growth in Broadlane’s service lines provided by increased customer contract utilization.

For the nine months ended September 30, 2010 Broadlane’s operating income decreased by $4.5 million, compared to the nine months ended September 30, 2009. The decreases in operating income compared to the nine months ended September 30, 2009 were primarily attributable to:

• an increase in the overall employee base to support Broadlane’s service offerings and as a result of the acquisitions;

• increases in incentive compensation due to the anticipation of the Broadlane Management Incentive Plan funding in the current year.

For the nine months ended September 30, 2010, Broadlane’s non-GAAP Adjusted EBITDA decreased by $3.9 million compared to the nine months ended September 30, 2009 as a result of the overall increases in operating expenses, offset in part by revenue growth as discussed above.

Revenue

Broadlane groups revenue from its service lines into two streams, Administrative fees and Other service fees. Broadlane’s revenue streams are described below:

Administrative fees

Revenue from Administrative fees includes revenue from Broadlane’s strategic sourcing solutions, capital equipment solutions and workforce management service lines. Broadlane’s Administrative fee revenue stream consists of the following components:

• GPO. Broadlane earns administrative fees from manufacturers, distributors, and other vendors of products and services with whom Broadlane has contracts under which its group purchasing organization customers may purchase products and services. Administrative fees represent a percentage typically ranging from 0.25% to 3.00% of the purchases made by Broadlane’s group purchasing organization customers through contracts with its vendors.

Broadlane’s group purchasing organization customers make purchases, and receive shipments, directly from the vendors. Generally on a monthly or quarterly basis, vendors provide Broadlane with a sales report describing the purchases made by Broadlane’s customers through its group purchasing organization vendor contracts, including associated administrative fees. Broadlane recognizes revenue upon the receipt of these reports from vendors.

In many cases, Broadlane is contractually obligated to pay a portion of the administrative fees to its hospital and health system customers. Typically, this amount, which Broadlane refers to as its offeror rebates, is calculated as a percentage of administrative fees earned on a particular customer’s purchases from its vendors. Broadlane’s total revenue on its Consolidated Statements of Operations is shown net of the offeror rebates.

• Workforce management. Broadlane earns administrative fees from its contracted labor agencies of approximately 3% of Broadlane’s customers’ total labor spend under its agency contracts.

Other service fees

Revenue from Other service fees includes revenue from Broadlane’s supply chain solutions, physician preference consulting and lean operations consulting. Broadlane’s Other service fee revenue stream consists of the following components:

• Consulting. Broadlane earns fees from custom consulting services primarily aimed at reducing the cost and utilization/consumption of high cost physician preference items and clinical and administrative solutions through lean healthcare and six sigma consulting services. Broadlane enters into fixed-price and time-and-expenses contracts to provide consulting services. Revenue under time-and-expenses contracts is based on fixed billable rates for hours delivered plus reimbursable costs. Certain of the consulting agreements are based on contingent cost savings to be realized by the customer.

• Procurement/Supply chain management. Broadlane earns fees from offering solutions ranging from end-to-end management of the supply chain for its client hospitals, to management of its client’s purchasing systems, to electronic ordering management.

Operating expenses

Broadlane classifies its operating expenses as follows:

Cost of revenue. Cost of revenue primarily consists of the direct labor costs incurred to generate Broadlane’s revenue. Direct labor costs consist primarily of salaries, benefits, and other direct costs and expenses related to personnel who provide services to implement Broadlane’s services for its customers. As the majority of Broadlane’s services are generated internally, Broadlane’s costs to provide these services are primarily labor-driven. Cost of revenue does not include allocated amounts for rent, depreciation or amortization because Broadlane does not consider the inclusion of these items in direct cost of revenue for its services.

Product development expenses. Product development expenses primarily consist of the salaries, benefits, travel and technology-related operating expenses of the technology professionals who develop, support and maintain Broadlane’s software-related products and services. Product development expenses are net of capitalized software development costs.

Selling and marketing expenses. Selling and marketing expenses consist primarily of costs related to marketing programs (including trade shows and brand messaging), personnel-related expenses for sales and marketing employees (including salaries, benefits and incentive compensation expense), certain meeting costs and travel-related expenses.

General and administrative expenses. General and administrative expenses consist primarily of personnel-related expenses for administrative employees (including salaries, benefits and incentive compensation expense) and travel-related expenses, occupancy and other indirect costs, insurance costs, professional fees, and other general overhead expenses.

Depreciation and amortization. Depreciation and amortization expense consists primarily of depreciation of fixed assets and the amortization of software, including capitalized costs of software developed for internal use.

Amortization of intangibles. Amortization of intangibles includes the amortization of all identified intangible assets (with the exception of goodwill), primarily resulting from acquisitions.

Key Considerations

Certain significant items or events must be considered to better understand differences in Broadlane’s results of operations from period to period. Broadlane believes that the following items or events have had a material impact on its results of operations for the periods discussed below or may have a material impact on its results of operations in future periods:

Acquisitions

On November 3, 2009, Broadlane acquired Healthcare Performance Partners (“HPP”), a leading boutique consulting firm based in Nashville, Tennessee, offering clinical and administrative solutions through lean healthcare and six sigma consulting services.

On April 30, 2010, Broadlane acquired Health Equipment Logistics and Planning, Inc. (“HELP”), a company specializing in equipment planning, procurement and equipment services for healthcare organizations.

Acquisition by TowerBrook

• Purchase accounting adjustment. On August 15, 2008, Broadlane was substantially acquired by TowerBrook. At the close of the TowerBrook Transaction, Broadlane’s customers had purchased items on its contracts, but the fees earned did not qualify for revenue recognition as the purchase information was not received and the fees were not collected as of the acquisition date. Consequently, in applying purchase accounting required by GAAP, an accounts receivable asset for the fees earned but not collected as of August 15, 2008 was established. Under GAAP, the revenue associated with these fees is not deemed revenue of the acquiring entity as no legal performance obligation is assumed by the acquiring entity similar to acquired deferred revenue that is discounted during purchase accounting. As a result, Broadlane has taken a purchase accounting reduction to administrative fee revenue of $0.9 million for the year ended December 31, 2009 and the nine months ended September 30, 2009 and $15.6 million for the year ended December 31, 2008.

• Transaction fees and expenses. In connection with the TowerBrook Transaction, Broadlane incurred legal fees, professional consulting and salary continuation expenses totaling $15.8 million in the year ended December 31, 2008.

• Amortization of intangibles. In connection with the TowerBrook Transaction, Broadlane recognized certain definite-lived intangible assets on its Consolidated Balance Sheets. As a result, Broadlane experienced a significant increase in its amortization expense in the years ended December 31, 2009 and 2008.

Debt refinancing

On February 5, 2010 Broadlane refinanced all the outstanding debt under its senior term loan, which among other things, provided $51.4 million in new proceeds for total borrowings of $180.0 million. The changes to the credit agreement under Broadlane’s senior term loan resulted in a substantial modification as defined by GAAP, and as a result Broadlane accounted for the transaction as an extinguishment of debt. The new proceeds provided by the refinancing were used to extinguish Broadlane’s senior subordinated notes and pay fees and expenses associated with the refinancing. As a result of the refinancing of its senior term loan and the extinguishment of its senior subordinated notes, Broadlane recognized a total loss of $11.8 million related to the write-off of unamortized debt discount and issuance costs, fees and expenses and a 4% prepayment premium was charge on the senior subordinated notes. Refer to Note 5, Debt, of the Notes to Broadlane’s Condensed Consolidated Financial Statements elsewhere in this offering memorandum for a discussion of the refinancing.

Early payments on debt

• Senior term loan. In November 2009, Broadlane made a $10.0 million prepayment on its term loan, and as a result Broadlane recognized a loss of $0.4 million related to the write-off of related deferred financing costs.

• Senior subordinated notes. In October 2009, Broadlane made a $21.6 million prepayment on its senior subordinated notes and as a result Broadlane recognized a loss on extinguishment of debt of $2.7 million as a result of a 4% prepayment premium and write-off of related debt discount and deferred financing costs.

Results of operations

Comparison of the nine months ended September 30, 2010 and September 30, 2009

Revenue

The following table sets forth Broadlane’s revenue by revenue stream for the periods indicated (dollars in thousands):

	Nine months ended September 30,
	2010		2009		Change

		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Revenue:
Administrative fees, net	$88,121	67.5%	$86,801	70.7%	$1,320	1.5%
Other service fees	42,525	32.5%	35,890	29.3%	6,635	18.5%

Total revenue, net	$130,646	100.0%	$122,691	100.0%	$7,955	6.5%

Total revenue. Total revenue for the nine months ended September 30, 2010 was $130.6 million, an increase of $7.9 million, or 6.5%, from $122.7 million in revenue for the nine months ended September 30, 2009. The increase in total revenue was comprised of a $1.3 million increase in Administrative fee revenue and a $6.6 million increase in Other service fee revenue.

Administrative fee revenue. Revenue from Administrative fees was $88.1 million for the nine months ended September 30, 2010, an increase of $1.3 million, or 1.5%, from $86.8 million in revenue from Administrative fees for the nine months ended September 30, 2009. The increase in Administrative fee revenue is a result of the purchase accounting adjustment in the prior year (described in Key Considerations) and revenue provided by purchased services, a new product offering in 2010, offset in part by overall lower customer spending.

Other service fees. Revenue from Other service fees was $42.5 million for the nine months ended September 30, 2010, an increase of $6.6 million, or 18.5%, from $35.9 million in revenue from Other service fees for the nine months ended September 30, 2009. The increase in Other service fee revenue is primarily a result of increased contract utilization by Broadlane’s customers and the HPP acquisition in November 2009.

Total operating expenses

The following table sets forth Broadlane’s operating expenses for the periods indicated (dollars in thousands):

	Nine months ended September 30,
	2010		2009		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Operating expenses:
Cost of revenue	$58,777	45.0%	$50,769	41.4%	$8,008	15.8%
Product development expenses	9,534	7.3%	9,539	7.8%	(5)	(0.1)%
Selling and marketing expenses	5,909	4.5%	4,834	3.9%	1,075	22.2%
General and administrative expenses	22,798	17.5%	20,617	16.8%	2,181	10.6%
Depreciation and amortization	7,938	6.1%	6,721	5.5%	1,217	18.1%
Amortization of intangibles	11,962	9.1%	11,962	9.7%	–	0.0%

Total operating expenses	$116,918	89.5%	$104,442	85.1%	$12,476	11.9%

Cost of revenue. Cost of revenue for the nine months ended September 30, 2010 was $58.8 million, or 45.0% of total net revenue, an increase of $8.0 million, or 15.8%, from cost of revenue of $50.8 million, or 41.4% of total net revenue, for the nine months ended September 30, 2009.

Of the increase, $7.2 million is a result of an increase in the employee base due primarily to a large customer that expanded its relationship to include outsourcing of its materials management and procurement functions to Broadlane and the HPP and HELP acquisitions. The outsourcing agreement resulted in a $2.4 million increase in employee-related expenses and the acquisitions combined for $3.3 million in employee-related expenses for the nine months ended September 30, 2010.

Product development expenses. Product development expenses for the nine months ended September 30, 2010 were $9.5 million, or 7.3% of total net revenue, which was about even with product development expenses of $9.5 million, or 7.8% of total net revenue, for the nine months ended September 30, 2009. The slight decrease in product development expenses was attributable to the consistent number of development projects during the nine months ended September 30, 2010 as compared to the prior period.

Selling and marketing expenses. Selling and marketing expenses for the nine months ended September 30, 2010 were $5.9 million, or 4.5% of total net revenue, an increase of $1.1 million, or 22.2%, from selling and marketing expenses of $4.8 million, or 3.9% of total net revenue, for the nine months ended September 30, 2009.

The $1.1 million increase in selling and marketing expenses is due largely to an effort to enhance customer brand awareness and additional sales personnel.

General and administrative expenses. General and administrative expenses for the nine months ended September 30, 2010 were $22.8 million, or 17.5% of total net revenue, an increase of $2.2 million, or 10.6%, from general and administrative expenses of $20.6 million, or 16.8% of total net revenue, for the nine months ended September 30, 2009.

Of the increase, $2.8 million was attributable to an increase in incentive compensation as a result of a change in the funding of the Management Incentive Plan, which did not fund in the prior year. Helping to offset this increase in expenses, was $0.8 million in savings on employee benefits as a result of changing to a self-insured plan in the current year.

Depreciation and amortization. Depreciation and amortization expense for the nine months ended September 30, 2010 was $7.9 million, or 6.1% of total net revenue, an increase of $1.2 million, or 18.1%, from depreciation expense of $6.7 million, or 5.5% of total net revenue, for the nine months ended September 30, 2009.

The increase was primarily attributable to depreciation resulting from fixed asset and software additions.

Amortization of intangibles. Amortization of intangibles for the nine months ended September 30, 2010 and September 30, 2009 was $12.0 million, or 9.1% of total net revenue and $12.0 million, or 9.7% of total net revenue, respectively.

Non-operating expenses

Interest expense. Interest expense for the nine months ended September 30, 2010 was $11.9 million, a decrease of $7.0 million from interest expense of $18.9 million for the nine months ended September 30, 2009. The decrease in interest expense is largely a result of the refinancing of Broadlane’s debt on February 5, 2010. The refinancing lowered the interest rate on Broadlane’s senior term loan from the higher of LIBOR or 3.25% plus an applicable margin of 5.25% to the higher of LIBOR or 2% plus an applicable margin of 4%.

Income tax expense/benefit. Income tax benefit for the nine months ended September 30, 2010 was $3.0 million, a decrease of $3.4 million from income tax expense of $0.4 million for the nine months ended September 30, 2009, which was primarily attributable to decreased income before taxes as a result of the debt refinancing.

Comparison of years ended December 31, 2009 and December 31, 2008

Revenue

The following table sets forth Broadlane’s revenue by revenue stream for the periods indicated (dollars in thousands):

	Year ended December 31,
	2009		2008		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Revenue:
Administrative fees, net	$117,730	70.3%	$98,805	72.7%	$18,925	19.2%
Other service fees	49,794	29.7%	37,061	27.3%	12,733	34.4%

Total revenue, net	$167,524	100.0%	$135,866	100.0%	$31,658	23.3%

Total revenue. Total revenue for the year ended December 31, 2009 was $167.5 million, an increase of $31.7 million, or 23.3%, from the year ended December 31, 2008. The increase in total revenue was comprised of a $18.9 million increase in Administrative fee revenue and a $12.7 million increase in Other service fee revenue.

Administrative fee revenue. Revenue from Administrative fees were $117.7 million for the year ended December 31, 2009, an increase of $18.9 million, or 19.2%, from $98.8 million in revenue from Administrative fees for the year ended December 31, 2008. The increase in revenue was largely a result of the following:

• Purchase accounting adjustment. On August 15, 2008, Broadlane was substantially acquired by TowerBrook. At the close of the TowerBrook Transaction, Broadlane’s customers had purchased items on its contracts, but the fees earned did not qualify for revenue recognition as the purchase information was not received and the fees were not collected as of the acquisition date. Consequently, in applying purchase accounting required by GAAP, an accounts receivable asset for the fees earned but not collected as of August 15, 2008 was established. Under GAAP, the revenue associated with these fees is not deemed revenue of the acquiring entity as no legal performance obligation is assumed by the acquiring entity similar to acquired deferred revenue that is discounted during purchase accounting. As a result, Broadlane has taken a purchase accounting reduction to Administrative fee revenue of $0.9 million for the year ended December 31, 2009 and $15.6 million for the year ended December 31, 2008.

Given the significant impact of the TowerBrook Transaction on total Administrative fee revenue, Broadlane believes acquisition-affected measures are useful for the comparison of its year over year revenue. Administrative fee non-GAAP total acquisition-affected revenue for the year ended December 31, 2009 was $118.6 million, an increase of $4.3 million, or 3.7%, from Administrative fee non-GAAP acquisition-affected revenue of $114.4 million for the year ended

December 31, 2008. The following table sets forth the reconciliation of Administrative fee non-GAAP acquisition-affected revenue to GAAP revenue:

	Year ended December 31,
	2009	2008	Change
	Amount	Amount	Amount	%

Administrative fee revenue	$117,730	$98,805	$18,925	19.2%
Acquisition related purchase accounting adjustment(1)	889	15,558	(14,669)	(94.3)%

Total Administrative fee acquisition-affected revenue(1)	118,619	114,363	4,256	3.7%
Other service fee revenue	49,794	37,061	12,733	34.4%

Total acquisition-affected revenue(1)	$168,413	$151,424	16,989	11.2%

(1) These are non-GAAP measures. See “Use of non-GAAP financial measures” in this section for additional information.

• Organic revenue growth. The increase in Administrative fee revenue, after excluding the impact of the purchase accounting adjustment, was $4.3 million, or 3.7%. The increase is a result of increased customer utilization of Broadlane’s GPO contracts and the recruitment of new customers.

• Other service fee revenue. The increase in the other service fee revenue of $12.7 million, or 34.4%, is a result of existing customers expanding their relationship with Broadlane to include additional services.

Total operating expenses

The following table sets forth Broadlane’s operating expenses for the periods indicated (dollars in thousands):

	Year ended December 31,
	2009		2008		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Operating expenses:
Cost of revenue	$69,327	41.4%	$59,175	43.6%	$10,152	17.2%
Product development expenses	13,275	7.9%	12,560	9.2%	715	5.7%
Selling and marketing expenses	6,937	4.1%	5,564	4.1%	1,373	24.7%
General and administrative expenses	30,822	18.4%	49,942	36.8%	(19,120)	(38.3)%
Depreciation and amortization	9,169	5.5%	10,568	7.8%	(1,399)	(13.2)%
Amortization of intangibles	15,950	9.5%	7,096	5.2%	8,854	124.8%

Total operating expenses	$145,480	86.8%	$144,905	106.7%	$575	0.4%

Cost of revenue. Cost of revenue for the year ended December 31, 2009 was $69.3 million, or 41.4% of total net revenue, an increase of $10.1 million, or 17.2%, from cost of revenue of $59.2 million, or 43.6% of total net revenue, for the year ended December 31, 2008.

Of the increase, $9.2 million is a result of an increase in the employee base due primarily to a large customer that expanded its relationship to include outsourcing of its materials management and procurement functions to Broadlane. Broadlane’s overall employee base increased from 668 at December 31, 2008 to 857 at December 31, 2009. The outsourcing agreement contributed 188 new employees.

Product development expenses. Product development expenses for the year ended December 31, 2009 were $13.3 million, or 7.9% of total net revenue, an increase of $0.7 million, or 5.7%, from product development expenses of $12.6 million, or 9.2% of total net revenue, for the year ended December 31, 2008.

The $0.7 million increase in product development expenses is largely a result of higher salaries and benefits due an increase in the employee base to provide support for Broadlane’s service offerings.

Selling and marketing expenses. Selling and marketing expenses for the year ended December 31, 2009 were $6.9 million, or 4.1% of total net revenue, an increase of $1.4 million, or 24.7%, from selling and marketing expenses of $5.6 million, or 4.1% of total net revenue, for the year ended December 31, 2008.

The $1.4 million increase in selling and marketing expenses is due largely to an effort to enhance customer brand awareness and additional sales personnel.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2009 were $30.8 million, or 18.4% of total net revenue, a decrease of $19.2 million, or 38.3%, from general and administrative expenses of $49.9 million, or 36.8% of total net revenue, for the year ended December 31, 2008.

Of the decrease, $15.8 million was attributable to acquisition related expenses from the TowerBrook Transaction on August 15, 2008 and included in expenses for the year ended December 31, 2008. Also contributing to the decrease was a change in the funding of the management incentive compensation plan in 2009, which contributed savings of $7.0 million. Offsetting these decreases was a $3.3 million increase attributable to increased health benefits and professional services expenses for the year.

Depreciation and amortization. Depreciation and amortization expense for the year ended December 31, 2009 was $9.2 million, or 5.5% of total net revenue, a decrease of $1.4 million, or 13.2%, from depreciation expense of $10.6 million, or 7.8% of total net revenue, for the year ended December 31, 2008.

The decrease was primarily attributable to depreciation resulting from the valuation of certain assets recorded at net book value at the TowerBrook Transaction date and depreciating the assets over the estimated life pursuant to the valuation of Broadlane’s assets acquired as of August 15, 2008.

Amortization of intangibles. Amortization of intangibles for the year ended December 31, 2009 was $16.0 million, or 9.5% of total net revenue, an increase of $8.9 million, or 124.8%, from amortization of intangibles expense of $7.1 million, or 5.2% of total net revenue, for the year ended December 31, 2008.

The increase was a result of amortization of intangible assets recorded in connection with the TowerBrook Transaction on August 15, 2008.

Non-operating expenses

Interest expense. Interest expense for the year ended December 31, 2009 was $24.7 million, an increase of $15.6 million, or 171.4%, from interest expense of $9.1 million for the year ended December 31, 2008. As of December 31, 2009, Broadlane had total indebtedness of $168.6 million compared to $197.9 million as of December 31, 2008. The increase in interest expense in 2009 is attributable to a full year of interest on the indebtedness incurred in connection with the TowerBrook Transaction on August 15, 2008.

Income tax expense/benefit. Income tax benefit for the year ended December 31, 2009 was $1.0 million, a decrease of $5.4 million from an income tax benefit of $6.4 million for the year ended December 31, 2008, which was primarily attributable to increased income before taxes as a result of fees and expenses associated with the TowerBrook Transaction in the prior year.

Comparison of years ended December 31, 2008 and December 31, 2007

Revenue

The following table sets forth Broadlane’s revenue by revenue stream for the periods indicated (dollars in thousands):

	Year ended December 31,
	2008		2007		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Revenue:
Administrative fees, net	$98,805	72.7%	$109,267	77.0%	$(10,462)	(9.6)%
Other service fees	37,061	27.3%	32,687	23.0%	4,374	13.4%

Total revenue, net	$135,866	100.0%	$141,954	100.0%	$(6,088)	(4.3)%

Total revenue. Total revenue for the year ended December 31, 2008 was $135.9 million, a decrease of $6.1 million, or 4.3%, from $142.0 million in revenue for the year ended December 31, 2007. The decrease in total revenue was comprised of a $10.5 million decrease in Administrative fee revenue, offset in part by a $4.4 million increase in Other service fee revenue.

Administrative fee revenue. Revenue from Administrative fees was $98.8 million for the year ended December 31, 2008, a decrease of $10.5 million, or 9.6%, from $109.3 million in revenue from Administrative fees for the year ended December 31, 2007. The decrease in revenue was largely a result of the following:

• Purchase accounting adjustment. On August 15, 2008 Broadlane was substantially acquired by TowerBrook. At the close of the TowerBrook Transaction, Broadlane’s customers had purchased items on its contracts, but the fees earned did not qualify for revenue recognition as the purchase information was not received and the fees were not collected as of the acquisition date. Consequently, in applying purchase accounting required by GAAP, an accounts receivable asset for the fees earned but not collected as of August 15, 2008 was established. Under GAAP, the revenue associated with these fees is not deemed revenue of the acquiring entity as no legal performance obligation is assumed by the acquiring entity similar to acquired deferred revenue that is discounted during purchase accounting. As a result, Broadlane has taken a purchase accounting reduction to revenue of $15.6 million in Administrative fee revenue for the year ended December 31, 2008.

Given the significant impact of the TowerBrook Transaction on total Administrative fee revenue, Broadlane believes acquisition-affected measures are useful for the comparison of its year over year revenue. Administrative fee non-GAAP acquisition-affected revenue for the year ended December 31, 2008 was $114.4 million, an increase of $5.1 million, or 4.7%, from Administrative fee revenue of $109.3 million for the year ended December 31, 2007. The following table sets forth the reconciliation of Administrative fee non-GAAP acquisition-affected revenue to GAAP revenue:

	Year ended December 31,
	2008	2007	Change
	Amount	Amount	Amount	%

Administrative fee revenue	$98,805	$109,267	$(10,462)	(9.6)%
Acquisition related purchase accounting adjustment(1)	15,558	–	15,558	N/A

Total Administrative fee acquisition-affected revenue(1)	114,363	109,267	5,096	4.7%
Other service fee revenue	37,061	32,687	4,374	13.4%

Total acquisition-affected revenue(1)	$151,424	$141,954	9,470	6.7%

(1) These are non-GAAP measures. See “Use of non-GAAP financial measures” in this section for additional information

• Organic revenue growth. The increase in Administrative fee revenue, after excluding the impact of the purchase accounting adjustment, was $5.1 million, or 4.7%. The increase is a result of increased customer utilization of Broadlane’s GPO contracts and the recruitment of new customers.

• Other service fee revenue. The increase in other service fee revenue of $4.4 million, or 13.4%, is a result of existing customers expanding their relationship with Broadlane to include additional services.

Total operating expenses

The following table sets forth Broadlane’s operating expenses for the periods indicated (dollars in thousands):

	Year ended December 31,
	2008		2007		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Operating expenses:
Cost of revenue	$59,175	43.6%	$51,206	36.0%	$7,969	15.6%
Product development expenses	12,560	9.2%	14,056	9.9%	(1,496)	(10.6)%
Selling and marketing expenses	5,564	4.1%	3,819	2.7%	1,745	45.7%
General and administrative expenses	49,942	36.8%	33,215	23.4%	16,727	50.4%
Depreciation and amortization	10,568	7.8%	9,183	6.5%	1,385	15.1%
Amortization of intangibles	7,096	5.2%	1,712	1.2%	5,384	314.5%

Total operating expenses	$144,905	106.7%	$113,191	79.6%	$31,714	28.0%

Cost of revenue. Cost of revenue for the year ended December 31, 2008 was $59.2 million, or 43.6% of total net revenue, an increase of $8.0 million, or 15.6%, from cost of revenue of $51.2 million, or 36.0% of total net revenue, for the year ended December 31, 2007.

Of the increase, $7.2 million is a result of an increase in the employee base to support new outsourced service agreements and to support expanded agreements with current customers. Broadlane’s overall employee base increased by 65 employees from December 31, 2007 to December 31, 2008.

Product development expenses. Product development expenses for the year ended December 31, 2008 were $12.6 million, or 9.2% of total net revenue, a decrease of $1.5 million, or 10.6%, from product development expenses of $14.1 million, or 9.9% of total net revenue, for the year ended December 31, 2007.

The decrease was a result of the migration of Broadlane’s data center in December 2007.

Selling and marketing expenses. Selling and marketing expenses for the year ended December 31, 2008 were $5.6 million, or 4.1% of total net revenue, an increase of $1.7 million, or 45.7%, from selling and marketing expenses of $3.8 million, or 2.7% of total net revenue, for the year ended December 31, 2007.

The increase was attributable to an increase in the employee base to increase sales and for marketing endeavors to enhance name recognition in the marketplace.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2008 were $49.9 million, or 36.8% of total net revenue, an increase of $16.7 million, or 50.4%, from general and administrative expenses of $33.2 million, or 23.4% of total net revenue, for the year ended December 31, 2007.

Of the increase, $15.8 million was attributable to acquisition related expenses from the TowerBrook Transaction on August 15, 2008 and included in expenses for the year ended December 31, 2008.

Depreciation and amortization. Depreciation and amortization expense for the year ended December 31, 2008 was $10.6 million, or 7.8% of total net revenue, an increase of $1.4 million, or 15.1%, from depreciation expense of $9.2 million, or 6.5% of total net revenue, for the year ended December 31, 2007.

The increase was primarily attributable to depreciation resulting from fixed asset and software additions during the year.

Amortization of intangibles. Amortization of intangibles for the year ended December 31, 2008 was $7.1 million, or 5.2% of total net revenue, an increase of $5.4 million, or 314.5%, from amortization of intangibles expense of $1.7 million, or 1.2% of total net revenue, for the year ended December 31, 2007.

The increase was a result of intangible assets recorded in connection with the TowerBrook Transaction on August 15, 2008.

Non-operating expenses

Interest expense. Interest expense for the year ended December 31, 2008 was $9.1 million, an increase of $8.6 million from interest expense of $0.5 million for the year ended December 31, 2007. As of December 31, 2008, Broadlane had total indebtedness of $198.0 million compared to no indebtedness as of December 31, 2007. The increase in interest expense is attributable to the debt incurred on August 15, 2008 in connection with the TowerBrook Transaction.

Income tax expense/benefit. Income tax benefit for the year ended December 31, 2008 was $6.4 million, a decrease of $18.2 million from an income tax expense of $11.8 million for the year ended December 31, 2007, which was primarily attributable to decreased income before taxes as a result of fees and expenses associated with the TowerBrook Transaction on August 15, 2008.

Critical accounting policies

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires Broadlane to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities and the date of the financial statements and the reported revenue and expenses during the reporting period. Broadlane bases its estimates and judgments on historical experience and other assumptions that Broadlane finds reasonable under the circumstances. Actual results may differ from such estimates under different conditions.

Broadlane believes that the following accounting judgments and uncertainties are the most critical to aid in fully understanding and evaluating its reported financial results.

(a)	Goodwill and intangible assets

Goodwill represents the excess of acquisition costs over the fair value of identifiable net assets acquired in business combinations treated as purchase transactions. Broadlane has recorded goodwill related to the TowerBrook Transaction and the November 3, 2009 acquisition of Healthcare Performance Partners.

Broadlane has an indefinite-lived intangible asset related to the Broadlane tradename and definite-lived intangible assets related to The Preference Group and Prolucent Workforce Management tradenames, its favorable leaseholds, its manufacturer and distributor contracts and its customer network, all of which are included in intangible assets on Broadlane’s consolidated balance sheets.

(b)	Impairment

Definite-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. In cases where cash flows cannot be associated with individual assets, assets are grouped together in order to associate cash flows with the asset group. If such assets or asset groups are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is tested by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. Broadlane estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on Broadlane’s best estimate of future net sales and operating expenses.

The impairment test for the indefinite-lived tradename involves comparing the fair value to its carrying amount. The fair value is derived based on a discounted cash flow model (relief from royalty approach), using assumptions about revenue growth rates, royalty rates, the appropriate discount rates relative to risk and estimates of terminal values.

Broadlane conducts the annual impairment test as of July 31 of each year, and has determined there to be no impairment for any of the periods presented. There were no events or circumstances from the date of the assessment through December 31, 2009 that would impact this conclusion.

Many of the factors used in assessing the fair value are outside of Broadlane’s control, and these assumptions and estimates may change in future periods. Changes in assumptions or estimates can materially affect the fair value and therefore can affect the amount of the impairment.

(c)	Income taxes

Broadlane accounts for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Broadlane regularly reviews its deferred tax assets for recoverability and establish a valuation allowance, as needed, based upon historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. Broadlane’s tax valuation allowance requires Broadlane to make assumptions and apply judgement regarding the forecasted amount and timing of future taxable income.

(d)	Equity-based compensation

Broadlane accounts for equity-based compensation issued to employees and non-employee directors, for their services as directors, in accordance with the provisions of FASB ASC 718, Compensation—Stock Compensation. Under the provisions of this topic, equity-based compensation cost is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including volatility, expected dividend yield, future employee rates and forfeiture rates. Changes in these assumptions can materially affect the fair value estimate.

Estimating the volatility of equity for a privately held company is complex because there is no readily available market for the equity. Estimated volatility of Broadlane’s equity is based on available information on the volatility of stocks of comparable publicly traded companies.

Liquidity and capital resources

Liquidity, cash from operations and outlook

As shown on Broadlane’s condensed consolidated balance sheet, Broadlane had approximately $48.1 million in cash and cash equivalents as of September 30, 2010, which includes amounts collected that will be remitted to its customers in the form of supplier and offeror rebates that Broadlane is contractually obligated to pay under its group purchasing contracts with these customers. The supplier and offeror rebate liability of $24.4 million is shown on Broadlane’s condensed consolidated balance sheet as of September 30, 2010.

Broadlane’s cash flows from operations were approximately $25.4 million for the nine months ended September 30, 2010 compared to $27.4 million for the nine months ended September 30, 2009. The decrease in cash provided by operations in the current year is driven by a $4.6 million smaller increase in net working capital in the current year offset in part by $2.6 million higher operating income after non-cash add-backs due largely to revenue growth and decreased interest expense as a result of the refinancing in February 2010. See Note 5, Debt, of the Notes to Broadlane’s Condensed Consolidated Financial Statements elsewhere in this offering memorandum for a discussion of the refinancing. Broadlane expects that its operations will continue to generate positive cash flow. However, the loss of any material customer and any unforeseen delays in collections or any material unanticipated expenses could result in a net use of cash in operations.

Cash flow operations

The following table summarizes Broadlane’s cash flows from operations for the periods indicated (dollars in millions):

	Nine months ended September 30,
	2010	2009	Change
	Amount	Amount	Amount	%

Net income/(loss)	$(6.9)	$(0.5)	$(6.4)	1280.0%
Non-cash items	28.8	19.8	9.0	45.5%
Net changes in working capital	3.5	8.1	(4.6)	(56.8)%

Net cash provided by/(used in) operations	$25.4	$27.4	$(2.0)	(7.3)%

For the nine months ended September 30, 2010, cash provided by operations was $25.4 million and is comprised of a $6.9 million net loss, a $3.5 million increase in net working capital due largely to the timing of payments on operating liabilities and non-cash net charges of $28.8 million.

Cash used by investing activities was $8.1 million for the nine months ended September 30, 2010, resulting from $6.2 million in capital expenditures primarily related to software development and $1.9 million in expenditures related to acquisitions. See Note 3, Acquisitions, of the Notes to Broadlane’s Condensed Consolidated Financial Statements elsewhere in this offering memorandum for a discussion of the acquisitions.

For the nine months ended September 30, 2010, cash used in financing activities was $0.9 million due to $0.9 million in scheduled repayments on the senior term loan and $48.7 million in net proceeds from the senior term loan, $42.6 million in payments to extinguish the subordinated notes, a $1.7 million prepayment premium related to the extinguishment of the subordinated notes and $4.7 million in debt issue costs, all related to the February 2010 refinancing.

For the nine months ended September 30, 2009, cash provided by operations was $27.4 million and is comprised of a $0.5 million net loss, an $8.1 million increase in net working capital and non-cash net charges of $19.8 million.

Cash used by investing activities was $1.5 million for the nine months ended September 30, 2009, resulting from $4.5 million in capital expenditures, offset in part by $3.0 million in return of purchase price related to the TowerBrook Transaction.

For the nine months ended September 30, 2009, cash used in financing activities was $1.1 million due to mandatory repayments on debt.

Debt

Broadlane refinanced all of its outstanding debt under its credit facility on February 5, 2010 in order eliminate the outstanding debt under its subordinated notes and significantly lower its interest expense. The refinancing increased the balance outstanding under its credit facility to $180.0 million due to fees paid in connection with the refinancing.

Broadlane’s existing credit facility will be terminated and all obligations thereunder will be repaid at the time of the closing of the Transactions.

Contractual obligations and commitments (in millions)

The following table summarizes Broadlane’s contractual obligations and commitments as of December 31, 2009. Except for the refinancing on February 5, 2010 described above, there has been no material changes since December 31, 2009.

	Payments due by period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years

Long-term debt obligations	$171.1	$0.4	$–	$170.7	$–
Accrued interest payable related to long-term debt obligations	4.0	4.0	–	–	–
Non-cancelable operating lease obligations	11.8	5.6	6.2	–	–
Supplier and offeror rebates	22.1	22.1	–	–	–

Total	$209.0	$32.1	$6.2	$170.7	$–

Off-balance sheet arrangements

Other than operating leases, which Broadlane discloses with its contractual obligations and commitments, Broadlane does not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on its consolidated financial condition, revenues, results of operations, liquidity or capital resources.

Non-GAAP measures

In order to provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management and the Board of Directors of Broadlane in its financial and operational decision-making, Broadlane supplements its Condensed Consolidated Financial Statements presented on a GAAP basis with the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin.

Use of non-GAAP financial measures

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Broadlane’s results as reported under GAAP. Broadlane compensates for such limitations by relying primarily on its GAAP results and using non-GAAP financial measures only supplementally. Broadlane provides reconciliations of non-GAAP measures to their most directly comparable GAAP measures, where possible. Investors are encouraged to carefully review those reconciliations. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by Broadlane, may differ from and may not be comparable to similarly titled measures used by other companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin

Broadlane uses the following non-GAAP measures to supplement its financial statements: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP measures have limitations and should not be considered as a substitute for analysis of Broadlane’s results as reported under GAAP.

Broadlane defines: (i) EBITDA, as consolidated earnings before interest, taxes, depreciation and amortization; (ii) Adjusted EBITDA, as consolidated earnings before interest, taxes, depreciation and amortization and other non-recurring, non-cash or non-operating items; and (iii) Adjusted EBITDA margin, as Adjusted EBITDA as a percentage of revenue.

	Nine months ended
	September 30,		Fiscal year ended December 31,
	2010	2009	2009	2008	2007

Net income (loss)	$(6,875)	$(549)	$(3,923)	$(15,385)	$18,399
Depreciation and amortization	7,938	6,721	9,169	10,568	9,183
Amortization of intangibles	11,962	11,962	15,950	7,096	1,712
Interest expense, net of interest income(2)	11,919	18,885	24,670	8,581	(812)
Income tax expense (benefit)	(2,986)	368	(1,017)	(6,406)	11,841

Non-GAAP EBITDA(1)	$21,958	$37,387	$44,849	$4,454	$40,323
Other (gains) losses(3)	(84)	(455)	(760)	4,171	845
Loss on extinguishment of debt(4)	11,754	–	3,074	–	–
Purchase accounting and other adjustments(5)	249	890	3,052	31,307	–
Equity-based compensation(6)	537	459	609	6,932	2,723

Non-GAAP Adjusted EBITDA(1)	$34,414	$38,281	$50,824	$46,864	$43,891

(1) Non-GAAP financial measures reported by the management of Broadlane may have limitations as analytical tools and should not be considered by investors in isolation or as a substitute for analysis of Broadlane’s or the Company’s results as reported under GAAP. The Company compensates for such limitations by relying primarily on the Company’s GAAP results and using non-GAAP financial measures only supplementally. Where possible, the Company provides reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. Investors are encouraged to carefully review those reconciliations. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures may differ from and may not be comparable to similarly titled measures used by other companies. Broadlane measures are for illustrative and informational purposes only and are not intended to represent or be indicative of what the Company’s results of operations would have been if the acquisition of Broadlane had occurred at the beginning of such periods. Broadlane EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin measures are used by our management and the board of directors to facilitate a comparison of Broadlane operating performance on a consistent basis from period to period and provide for a more complete understanding of factors and trends affecting their business. These measures assist our management and the board of directors and may be useful to investors in comparing Broadlane operating performance consistently over time. EBITDA and Adjusted EBITDA are not measures of liquidity under GAAP, or otherwise, and are not an alternative to cash flow from continuing operating activities.

(2) On Broadlane’s condensed consolidated statements of operations and consolidated statements of operations, investment earnings are reported as a separate line item rather than netted against interest expense.

(3) Other (gains) losses consist primarily of (gains) losses from interest rate derivative financial instruments.

(4) For the nine months ended September 30, 2010, the $11.8 million loss on extinguishment of debt is due to refinancing of Broadlane’s senior term loan and extinguishment of senior subordinated notes and the resulting premium and write-off of debt discount and deferred financing costs. For the year ended December 31, 2009, the $3.1 million loss on extinguishment of debt is due to prepayments of Broadlane’s senior term loan and senior subordinated notes and the resulting premium and write-off of debt discount and deferred financing costs.

(5) For the nine months ended September 30, 2010, the $0.2 million adjustment represents costs related to certain acquisitions completed in 2010. For the nine months ended September 30, 2009 and for the years ended December 31, 2009 and 2008 this adjustment represents purchase accounting adjustments related to the acquisition of Broadlane by TowerBrook on August 15, 2008. In applying purchase accounting required by GAAP, certain amounts that absent purchase accounting would have been recorded as revenue after the date of the acquisition were required to be recorded as an accounts receivable asset at the acquisition date. Accordingly, as a result as of purchase accounting, administrative fee revenue for the nine months ended September 30, 2009 and the years ended December 31, 2009 and 2008 were reduced by $0.9 million, $0.9 million and $15.6 million, respectively. In addition, the years ended December 31, 2009 and 2008 include approximately $2.1 million and $15.8 million, respectively of transaction expenses related to severance, legal and professional advisory fees and other acquisition related expenses. Including this adjustment in calculating Adjusted EBITDA eliminates this effect of purchase accounting.

(6) Represents non-cash equity compensation to both employees and directors.

Recently issued accounting standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13, which amends ASC Topic 605, Revenue Recognition. Under this standard, management is no longer required to obtain vendor-specific objective evidence or third party evidence of fair value for each deliverable in an arrangement with multiple elements, and where evidence is not available Broadlane may now estimate the proportion of the selling price attributable to each deliverable. The adoption of ASU 2009-13 is not expected to have a material impact on Broadlane’s consolidated financial condition or results of operations.

In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or non-recurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 is not expected to have a material impact on Broadlane’s consolidated financial statements.

Independent auditors’ report

The Board of Directors
Broadlane Intermediate Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Broadlane Intermediate Holdings, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009, the period from August 16, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to August 15, 2008 (Predecessor) and for the year ended December 31, 2007 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadlane Intermediate Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009, the period from August 16, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to August 15, 2008 (Predecessor) and for the year ended December 31, 2007 (Predecessor) in conformity with U.S. generally accepted accounting principles.

As discussed in notes 1 and 3 to the consolidated financial statements, effective August 15, 2008, Broadlane Intermediate Holdings, Inc. was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/  KPMG LLP
Dallas, Texas
November 1, 2010

Broadlane Intermediate Holdings, Inc. consolidated
balance sheets

(in thousands, except share and per share data)	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$31,703	$31,488
Accounts receivable, net	10,843	8,230
Deferred income taxes, net	6,930	8,067
Prepaid income taxes	2,214	18,400
Prepaid expenses and other	3,650	2,817

Total current assets	55,340	69,002
Property and equipment at cost, net	10,081	10,529
Software and website development costs, less accumulated amortization of $7,128 and $1,850 at December 31, 2009 and December 31, 2008, respectively	16,827	16,379
Intangible assets, less accumulated amortization of $22,106 and $6,062 at December 31, 2009 and December 31, 2008, respectively	189,874	205,918
Goodwill	183,120	185,086
Deferred financing costs, net	5,506	7,951
Other	279	278

Total assets	$461,027	$495,143

Liabilities & stockholder’s equity
Current liabilities:
Accrued payroll and payroll taxes	$3,882	$2,805
Deferred revenue	413	344
Supplier and offeror rebates	22,115	20,463
Accounts payable and other accrued liabilities	8,380	6,391
Interest payable, related party	2,436	2,833
Accrued bonus compensation	2,398	9,160
Current portion of senior term loan	410	1,400

Total current liabilities	40,034	43,396
Senior term loan, less current portion	128,190	138,250
Senior subordinated notes, related party, net of discount of $2,520 and $4,685 at December 31, 2009 and December 31, 2008, respectively	40,021	58,287
Deferred income taxes, net	63,181	67,403
Interest rate swap liability	3,329	4,085
Other long-term liabilities	1,605	2,073

Total liabilities	276,360	313,494

Stockholder’s equity:
Common stock, $0.01 par value; authorized 100 shares; issued and outstanding 100 shares	–	–
Additional paid-in capital	202,533	195,592
Accumulated deficit	(17,866)	(13,943)

Total stockholder’s equity	184,667	181,649

Total liabilities and stockholder’s equity	$461,027	$495,143

The accompanying notes are an integral part of these consolidated financial statements.

Broadlane Intermediate Holdings, Inc. consolidated
statements of operations

		Period from	Period from
		August 16, 2008 to	January 1, 2008 to
(in thousands)	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Revenue:
Administrative fees, net
External	$117,730	$27,582	$57,128	$88,259
Affiliated	–	–	14,095	21,008

Total administrative fees, net	117,730	27,582	71,223	109,267
Other service fees
External	49,794	14,497	21,203	29,609
Affiliated	–	–	1,361	3,078

Total other service fees	49,794	14,497	22,564	32,687

Total revenue, net	167,524	42,079	93,787	141,954

Expenses:
Cost of revenue	69,327	21,907	37,268	51,206
Product development	13,275	4,643	7,917	14,056
Selling and marketing	6,937	1,845	3,719	3,819
General and administrative	30,822	13,049	36,893	33,215
Depreciation and amortization	9,169	3,417	7,151	9,183
Amortization of intangibles	15,950	6,026	1,070	1,712

Total operating expenses	145,480	50,887	94,018	113,191

Operating income/(loss)	22,044	(8,808)	(231)	28,763
Interest expense	(24,721)	(8,832)	(259)	(465)
Investment earnings	51	64	446	1,277
Loss on extinguishment of debt	(3,074)	–	–	–
Other income/(loss), net	4	–	(86)	(27)
Gain/(loss) on interest rate swap	756	(4,085)	–	–

Income/(loss) before income taxes	(4,940)	(21,661)	(130)	29,548
Income tax (expense)/benefit	1,017	7,718	(1,312)	(11,841)

Income/(loss) from continuing operations	(3,923)	(13,943)	(1,442)	17,707
Discontinued operations
Income from operations	–	–	–	25
Net gain from sale of NOA	–	–	–	1,223
Income tax expense	–	–	–	(556)

Income from discontinued operations	–	–	–	692
Net income/(loss)	(3,923)	(13,943)	(1,442)	18,399
Less preferred stock dividends	–	–	1,093	1,750

Net income/(loss) attributable to common stockholders	$(3,923)	$(13,943)	$(2,535)	$16,649

The accompanying notes are an integral part of these consolidated financial statements.

Broadlane Intermediate Holdings, Inc.
consolidated statements of changes in stockholder’s equity

	Common stock		Additional		Total
	Issued	Par	paid-in	Accumulated	stockholders’
(in thousands, except share data)	shares	value	capital	deficit	equity

Balances, December 31, 2006	29,094,849	$3	$34,771	$(23,825)	$10,949
Net income	–	–	–	18,399	18,399
Tax benefit related to non-qualified stock option exercises	–	–	125	–	125
Exercise of stock options	86,101	–	171	–	171
Equity-based compensation	–	–	2,722	–	2,722
Contributed services	–	–	69	–	69
Preferred stock dividends	–	–	(1,750)	–	(1,750)

Balances, December 31, 2007	29,180,950	3	36,108	(5,426)	30,685
Net loss	–	–	–	(1,442)	(1,442)
Tax benefit related to non-qualified stock option exercises	–	–	6,599	–	6,599
Tax benefit related to ISO disqualified dispositions	–	–	948	–	948
Exercise of stock options	188,152	–	238	–	238
Equity-based compensation	–	–	6,932	–	6,932
Preferred stock dividends	–	–	–	(1,093)	(1,093)

Balances, August 15, 2008	29,369,102	3	50,825	(7,961)	42,867

Successor period from August 16, 2008 to December 31, 2009:
Initial capitalization	100	–	195,592	–	195,592
Net loss	–	–	–	(13,943)	(13,943)

Balances, December 31, 2008	100	–	195,592	(13,943)	181,649

Net loss	–	–	–	(3,923)	(3,923)
Capital contribution	–	–	6,332	–	6,332
Equity-based compensation	–	–	609	–	609

Balances, December 31, 2009	100	$–	$202,533	$(17,866)	$184,667

The accompanying notes are an integral part of these consolidated financial statements.

Broadlane Intermediate Holdings, Inc.
consolidated statements of cash flows

		Period from	Period from
		August 16, 2008 to	January 1, 2008 to
(in thousands)	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Cash flows from operating activities:
Net income/(loss)	$(3,923)	$(13,943)	$(1,442)	$18,399
Adjustments to reconcile net income/(loss) to cash provided by/(used in) operating activities:
Depreciation and amortization	25,119	9,443	8,221	10,895
Bad debt expense	236	109	156	214
Lease recovery	(89)	(76)	–	(52)
Deferred income tax expense/(benefit)	(3,658)	(8,792)	2,948	764
Contributed services	–	–	–	69
Interest rate swap (gain)/loss	(756)	4,085	–	–
Equity-based compensation	609	–	6,932	2,722
Excess tax benefit related to stock option exercises	–	–	(7,547)	(125)
Issuance of notes in lieu of interest	1,186	472	–	–
Amortization of deferred financing costs and debt discount	2,450	970	112	180
Loss on extinguishment of debt	3,074	–	–	–
(Gain)/loss on sale of equipment	(3)	–	86	27
Pre-tax income from discontinued operations	–	–	–	(25)
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(1,960)	29,874	200	(195)
Decrease in accounts receivable from affiliate	–	–	307	50
(Increase)/decrease in prepaids and other current assets	(833)	(215)	430	(36)
(Increase)/decrease in other assets	(51)	(119)	9	–
(Increase)/decrease in prepaid income taxes	16,186	(757)	(7,880)	1,777
Increase/(decrease) in supplier and offeror rebates	1,652	538	(14,312)	780
Increase/(decrease) in deferred revenue	69	(738)	215	–
Increase/(decrease) in accrued interest	(7)	1,143	–	–
Increase/(decrease) in accrued interest, related party	(397)	3,306	–	–
Increase/(decrease) in other liabilities	(4,078)	(11,588)	8,396	1,832
Net cash used in operating activities from discontinued operations	–	–	–	(180)

	34,826	13,712	(3,169)	37,096

		Period from	Period from
		August 16, 2008 to	January 1, 2008 to
(in thousands)	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Cash flows from investing activities:
Return of purchase price from escrow	2,991	–	–	–
Cost of acquisition, net of cash acquired	(1,331)	(351,393)	–	–
Proceeds from sale of property and equipment	3	–	–	–
Purchase of property and equipment	(3,350)	(902)	(929)	(5,594)
Capitalized software and website development costs	(5,725)	(2,731)	(3,434)	(8,644)

	(7,412)	(355,026)	(4,363)	(14,238)

Cash flows from financing activities:
Capital contributions	6,332	184,482	–	–
Proceeds from senior term loan	–	140,000	–	–
Payments on senior term loan	(11,050)	(350)	–	–
Proceeds from senior subordinated notes, related party	–	57,500	–	–
Payments on senior subordinated notes, related party	(21,617)	–	–	–
Premium on early payments on senior subordinated notes, related party	(864)	–	–	–
Payments on revolving credit facility	–	–	–	(14,000)
Debt issue costs	–	(8,606)	–	–
Proceeds from stock options exercised	–	–	238	171
Excess tax benefit related to stock option exercises	–	–	7,547	125
Payment of dividends on preferred stock	–	(224)	(875)	(1,750)

	(27,199)	372,802	6,910	(15,454)

Net increase/(decrease) in cash and cash equivalents	215	31,488	(622)	7,404
Cash and cash equivalents at beginning of period	31,488	–	30,975	23,571

Cash and cash equivalents at end of period	$31,703	$31,488	$30,353	$30,975

Supplemental disclosures of cash flow information:
Income taxes paid/(refunded)	$(13,547)	$190	$5,776	$10,152
Interest paid	$21,675	$3,002	$75	$171

The accompanying notes are an integral part of these consolidated financial statements.

Broadlane Intermediate Holdings, Inc. notes to consolidated financial statements

(1)	Nature of operations

Unless the context otherwise requires, the use of the terms “Broadlane”, “Company”, “we”, “us” and “our” in the following refers to Broadlane Intermediate Holdings, Inc. Broadlane Intermediate Holdings, Inc. is a holding company whose sole wholly owned subsidiary is The Broadlane Group, Inc. (formerly known as Broadlane, Inc.). All of Broadlane Intermediate Holdings, Inc. operations are conducted through its subsidiary The Broadlane Group, Inc. and its consolidated subsidiaries.

Broadlane is a leading healthcare services company that delivers supply chain management and procurement services to healthcare providers. In addition to our core group purchasing services, we leverage our procurement management expertise and apply technology and scaled solutions to allow our customers to maintain focus on their core business while realizing additional cost savings. We reduce costs and create operational efficiencies for thousands of acute care hospitals, ambulatory care facilities, physician practices and other healthcare providers in the U.S. We operate under one reportable segment.

On August 15, 2008 TowerBrook Capital Partners (“TowerBrook”) acquired Broadlane (referred to herein as the “Transaction”) for $394.3 million, including fees and expenses. The purchase price was funded with a $140.0 million term loan, $62.5 million of senior subordinated notes and $191.8 million of equity. See Note 3, Mergers and Acquisitions.

As result of the Transaction, our consolidated results of operations and cash flows included in the accompanying consolidated statements of operations, changes in stockholder’s equity and cash flows for periods prior to August 15, 2008 are those of The Broadlane Group, Inc and are presented as the “Predecessor” periods. Broadlane Intermediate Holdings, Inc. was formed in connection with the Transaction and the common stock of The Broadlane Group, Inc. was contributed to Broadlane Intermediate Holdings, Inc. Our consolidated financial position, results of operations and cash flows included in the accompanying consolidated statement of financial position, statements of operations, changes in stockholder’s equity and cash flows for periods after August 15, 2008 are those of Broadlane Intermediate Holdings, Inc. and are presented as the “Successor” periods. The consolidated financial information for the Successor periods is presented on a different cost basis than that for the Predecessor periods and, therefore, is not comparable.

Broadlane is headquartered in Dallas, Texas and has offices in California, Michigan, New York, Ohio, Tennessee and Texas.

(2)	Summary of significant accounting policies

(a)	Basis of presentation

The consolidated financial statements include the accounts of Broadlane and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

(b)	Reclassifications

Certain reclassifications have been made to the prior year financial statements in order for them to be in conformity with the current year presentation.

(c)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Future results could be materially affected if actual results were to differ from these estimates and assumptions.

(d)	Subsequent events

We have evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through November 1, 2010, the day the financial statements were available to be issued. Refer to Note 16, Subsequent Events.

(e)	Cash and cash equivalents

We consider all highly liquid securities with maturities at the date of purchase of three months or less to be cash equivalents.

(f)	Financial instruments and concentration of credit risk

The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. Financial instruments that expose us to concentrations of credit risk consist primarily of accounts receivable. Although this concentration could affect our overall exposure to credit risk, we believe that the risk is minimal since the majority of our business is conducted with major companies in the healthcare industry.

(g)	Property and equipment

Property and equipment consists primarily of furniture and fixtures, office and computer equipment, and leasehold improvements related to the offices in Dallas, Texas and Oakland, California. Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or for leasehold improvements, the term of the lease, if shorter.

When property is fully depreciated, retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated results of operations.

Repairs and maintenance costs are charged directly to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated.

Estimated useful lives by major asset category are below:

Estimated
Category	useful life

Furniture and fixtures	5-7 years
Office and computer equipment	3-7 years
Leasehold improvements	3-15 years

(h)	Capitalized software costs

Costs associated with the acquisition or development of software for internal use are capitalized based on the guidance provided by FASB ASC 350-40, Internal-Use Software. Capitalized costs are amortized over an estimated life of three years. A subsequent addition, modification or upgrade to internal-use software is capitalized only to the extent that it enables the software to perform a task it previously did not perform. Software maintenance and training costs are expensed as incurred.

(i)	Goodwill and intangible assets

Goodwill represents the excess of acquisition costs over the fair value of identifiable net assets acquired in business combinations treated as purchase transactions. We have recorded goodwill related to the August 15, 2008 Transaction and the November 3, 2009 acquisition of Healthcare Performance Partners. See Note 3, Mergers and Acquisitions.

We have an indefinite-lived intangible asset related to the Broadlane tradename and definite-lived intangible assets related to The Preference Group and Workforce Management tradenames, our favorable leaseholds, our manufacturer and distributor contracts and our customer network, all of which are included in intangible assets on our consolidated balance sheets.

See Note 6, Goodwill and Intangible Assets, for information regarding goodwill and intangible asset valuation.

(j)	Impairment

Definite-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. In cases where cash flows cannot be associated with individual assets, assets are grouped together in order to associate cash flows with the asset group. If such assets or asset groups are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is tested by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. We estimate the fair value of the reporting unit using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses.

The impairment test for the indefinite-lived tradename involves comparing the fair value to its carrying amount. The fair value is derived based on a discounted cash flow model (relief from royalty approach), using assumptions about revenue growth rates, royalty rates, the appropriate discount rates relative to risk and estimates of terminal values.

We conduct the annual impairment test as of July 31 of each year, and have determined there to be no impairment for any of the periods presented. There were no events or circumstances from the date of the assessment through December 31, 2009 that required reassessment.

(k)	Derivative financial instruments

We account for derivative activities under the provisions of FASB ASC 815, Derivatives and Hedging. This topic establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or a liability measured at its fair value. It requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. We use derivative instruments to manage the interest rate risk associated with our senior term loan. Cash flows related to interest payments are reflected in operating activities in our consolidated statements of cash flows. We have not applied hedge accounting to this instrument, and as a result all changes in the market value of this derivative are recognized currently in our consolidated results of operations.

(l)	Income taxes

We account for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

(m)	Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, collectability is reasonably assured, and when the earnings are fixed or determinable.

Suppliers that are members of our group purchasing network pay us an administrative fee based on the amount of purchases made by healthcare providers who purchase from our contracts. Administrative fees are recognized as revenue in the period purchase information is received from the suppliers. Information on the amount of contract purchases often becomes available subsequent to the period in which the purchases were made. Consequently, as of the end of any reporting period, an indeterminable amount of administrative fees have been earned that do not qualify for revenue recognition.

We recognize revenue upon the receipt of supplier sales reports as this reporting proves that the delivery of product or service has occurred, the administrative fees are fixed and determinable based on reported purchasing volume, and collectability is reasonably assured. Our customer and vendor contracts substantiate persuasive evidence of an arrangement.

In certain situations, our supplier agreements allow our customers to return goods purchased under our contracts based on the suppliers return policy. These returns result in a refund of previously reported administrative fees. Our customers provide us with sufficient purchase and return data to establish and maintain an administrative fee refund reserve related to reported and recognized administrative fees. We follow the guidance provided by Staff Accounting Bulletin No. 104 (“SAB 104”) to establish and record the administrative fee refund reserve. Specifically we considered the following criteria:

•	The estimates of refunded fees are made for a large pool of homogeneous items with similar characteristics

•	Reliable estimates of the expected returns can be made on a timely basis

•	There is sufficient company-specific historical basis upon which to estimate the returns and we believe such historical experience is predictive of future events

•	The amount of administrative fees reported are fixed, other than the customer’s right of return

Under certain customer agreements, we rebate a portion of the administrative fees back to our customers based on their purchases. Revenue in the accompanying consolidated financial statements is shown net of these offeror rebates because we do not originate price, take title, or assume risk of loss for product purchases, and do not bear any credit risk that exists between suppliers and customers.

We have a select number of customer agreements in which the customer pays a management fee for services and we rebate all of the administrative fees back to the customer, with the exception of a limited number of specialty categories where we retain the administrative fee. Revenue from management fee agreements is recognized on a straight-line basis as services are provided.

We enter into fixed-price and time-and-expenses contracts to provide outsourced contracting, procurement, and implementation services. Revenue under time-and-expenses contracts is based on fixed billable rates for hours delivered plus reimbursable costs. Revenue under fixed-price contracts is recognized on a straight-line basis as services are provided over the term of the agreement.

We earn transaction fees from suppliers for the transmission of purchase orders through our proprietary electronic exchange. These fees are typically based on a percentage of transmitted volume or on the number of orders transmitted. Transaction fee revenue is recognized as the transactions occur.

Fees that are contingent on cost savings to be realized by the customer are recognized as revenue only once the cost savings have been realized and the amount of revenue can be determined.

(n)	Equity-based compensation

We account for equity-based compensation issued to employees and non-employee directors, for their services as directors, in accordance with the provisions of FASB ASC 718, Compensation—Stock Compensation. Under the provisions of this topic, equity-based compensation cost is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including volatility and expected option life. If any of the assumptions used in the Black-Scholes model change significantly, equity-based compensation may differ materially in the future from that recorded in the current period. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience.

(o)	Recently issued accounting standards

In June 2009, the Financial Accounting Standards Board issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162, (FASB Accounting Standards Codification 105, Generally Accepted Accounting Principles). This standard establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, non-governmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The adoption of this standard did not have an impact on our consolidated financial statements, other than the manner of referencing accounting literature.

FASB ASC 855, Subsequent Events, was issued in May 2009. This standard is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. In accordance with this standard, which is effective for periods ending after June 15, 2009, we have evaluated subsequent events for accounting and disclosure through November 1, 2010, the day the financial statements were available to be issued—see Note 16, Subsequent Events.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Measuring Liabilities at Fair Value. ASU 2009-05 applies to all entities that measure fair value within the scope of FASB ASC 820. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods:

1) A valuation technique that uses:

a. The quoted price of the identical liability when traded as an asset.

b. Quoted prices for similar liabilities or similar liabilities when traded as assets.

2) Another valuation technique that is consistent with the principles of ASC 820 (e.g. an income approach or market approach).

ASU 2009-05 clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in ASU 2009-05 is effective for the first reporting period beginning after issuance. The adoption of ASU 2009-05 did not have a material effect on our consolidated financial condition or results of operations.

In October 2009, the FASB issued ASU 2009-13, which amends ASC Topic 605, Revenue Recognition. Under this standard, management is no longer required to obtain vendor-specific objective evidence or third party evidence of fair value for each deliverable in an arrangement with multiple elements, and where evidence is not available we may now estimate the proportion of the selling price attributable to each deliverable. We do not anticipate the adoption of ASU 2009-13 to have a material impact on our consolidated financial condition or results of operations.

In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or non-recurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 did not have a material impact on our consolidated financial statements.

(3)	Mergers and acquisitions

We entered into an Agreement and Plan of Merger on June 20, 2008 with Broadlane Holdings, LLC (the “Parent Company”), an entity affiliated with TowerBrook. TowerBrook is a private equity firm with offices in New York and London and focuses on making investments in North American and European companies.

On August 15, 2008, upon approval and adoption by stockholders and as the other closing conditions of the Merger Agreement were satisfied or waived, Bondi Merger Sub, Inc., a wholly-owned subsidiary of the Parent Company created in contemplation of the Parent Company’s acquisition of Broadlane, Inc. (the “Merger Sub”), was merged with and into Broadlane. Broadlane, Inc. is treated as the surviving corporation and became a wholly-owned subsidiary of the Parent Company. Prior to the merger, the Merger Sub had no independent assets or operations.

As consideration for acquiring Broadlane, TowerBrook arranged to pay $373.8 million to persons holding (a) shares of preferred stock, (b) shares of common stock, and (c) options to acquire common stock of Broadlane that were “in-the-money.” Holders of options to buy common stock that were “out-of-the-money,” because they have an exercise price per share higher than the per share merger consideration, did not receive any consideration in exchange for cancellation of their options.

The purchase price was allocated as follows (dollars in thousands):

Purchase price calculation:
Cash paid in exchange for equity interests	$373,757
Contribution of equity from previous investors	11,110
Transaction costs	9,452

Total purchase price	$394,319

Allocation of purchase price:
Current assets	$91,005
Property and equipment	11,378
Software	15,661
Intangible assets	211,980
Goodwill	185,933
Other non-current assets	6,077
Current liabilities	(49,607)
Non-current liabilities	(78,108)

Total purchase price allocated	$394,319

The Transaction was treated as a purchase and a new basis of accounting was established on August 16, 2008. We have reflected all applicable purchase accounting adjustments in the consolidated financial statements using the push-down basis of purchase accounting. The closing balances as of August 15, 2008 effectively represent the opening balances as of August 16, 2008. Our consolidated financial position, results of operations and cash flows prior to the transaction are presented as “Predecessor” periods through August 15, 2008. Our consolidated financial position, results of operations and cash flows thereafter are presented as the “Successor” period commencing on August 16, 2008. Our fiscal year-end continues to be December 31.

We obtained a third party valuation to support the fair value of certain identifiable intangible assets as of August 15, 2008. The fair values of the intangible assets valued as of August 15, 2008 are as follows (dollars in thousands):

		Estimated
	Fair value	life (in years)

Favorable leaseholds	$350	2 - 4 years
Broadlane tradename	22,460	Indefinite
Workforce Management tradename	700	10 years
The Preference Group tradename	200	10 years
Manufacturer and distributor contracts	99,390	10 years
Customer network	88,880	15 years

Total identifiable intangible assets	$211,980

On November 3, 2009, Broadlane acquired 100% of Healthcare Performance Partners, LLC (“HPP”), a leading boutique consulting firm based in Nashville, Tennessee, offering clinical and administrative solutions through lean healthcare and six sigma consulting services, training and tools, for consideration of $1.1 million, 76,923 Series A Preferred Units of Broadlane Holdings, LLC, valued at approximately $0.1 million, and contingent consideration based on future earnings targets, estimated at approximately $0.4 million. HPP’s offerings complement our strategy of helping clients reduce costs and improve operating efficiencies, and serve to further differentiate us from our competitors. The acquisition did not violate any of the loan covenants under our senior term loan, senior subordinated notes, or revolving line of credit referred to in Note 9, Debt. This transaction has been accounted for using the purchase method and the results of the acquired business are included in our consolidated operations subsequent to the date of acquisition.

The purchase price for the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. Included in this acquisition is goodwill of approximately $1.3 million. As the acquisition is not considered significant, pro forma and purchase price allocation financial information are not presented.

(4)	Property and equipment

Property and equipment, at cost, consisted of the following (dollars in thousands):

	December 31,
	2009	2008

Furniture and fixtures	$1,136	$985
Office and computer equipment	9,857	6,808
Leasehold improvements	4,353	4,215

	15,346	12,008
Less accumulated depreciation and amortization	(5,265)	(1,479)

Property and equipment, net	$10,081	$10,529

Depreciation and amortization expense for property and equipment was approximately $3.8 million for the year ended December 31, 2009, $1.5 million for the period August 16, 2008 to December 31, 2008, $2.6 million for the period January 1, 2008 to August 15, 2008, and $3.2 million for the year ended December 31, 2007.

(5)	Software and web site development

Software and web site development consists of certain capitalized costs related to the following:

•	Broadlane’s enterprise resource planning (ERP) system,

•	Software applications to improve the operational efficiency and functionality of Contract Management System (CMS),

•	Broadlane’s proprietary “procure-to-pay” solution (P2P), a requisitioning and procurement application supporting centralized purchasing services,

•	OnRamp® client portal,

•	Cost analysis software program, and

•	wfxtm Workforce Exchange, a labor application that assists clients in the management and tracking of both full-time and temporary clinical labor

•	Broadlane’s data console, a platform for primarily mid-market client supply chain decision-making

Amortization expense for software and web site development was approximately $5.3 million for the year ended December 31, 2009, $1.8 million for the period from August 16, 2008 to December 31, 2008, $4.5 million for the period from January 1, 2008 to August 15, 2008 and $5.9 million for the year ended December 31, 2007.

(6)	Goodwill and intangible assets

As a result of the Transaction referred to in Note 3, Mergers and Acquisitions, we engaged an external third party to assist us in valuing our intangible assets acquired as of August 15, 2008. A total of $212.0 million was assigned to the separately identifiable intangible assets and residual goodwill of $185.9 million was recorded. The assets are amortized over their estimated lives, except for the Broadlane tradename and goodwill, both of which have indefinite lives.

The changes in the carrying amount of goodwill were as follows in 2009 and 2008 (in thousands):

Balance, December 31, 2007	$–
Acquisition	185,933
Adjustment for uncertain tax positions	(822)
Backlog revenue adjustment(1)	(39)
Tax adjustment	14

Balance, December 31, 2008	185,086
Return of purchase price from escrow	(2,991)
Backlog revenue adjustment(1)	(889)
Tax adjustment	584
Acquisition	1,330

Balance, December 31, 2009	$183,120

(1)	Represents fees collected for revenue earned prior to the Transaction date. The revenue associated with these fees is not deemed revenue of the Successor as no legal performance obligation is assumed by the Successor.

Intangible assets consist of the following (dollars in thousands):

	December 31, 2009		December 31, 2008
	Carrying	Accumulated	Carrying	Accumulated
	value	amortization	value	amortization

Favorable leaseholds	$350	$(130)	$350	$(36)
Broadlane tradename	22,460	–	22,460	–
Workforce Management tradename	700	(96)	700	(26)
The Preference Group tradename	200	(28)	200	(8)
Manufacturer and distributor contracts	99,390	(13,690)	99,390	(3,754)
Customer network	88,880	(8,162)	88,880	(2,238)

Totals	$211,980	$(22,106)	$211,980	$(6,062)

We recorded amortization expense in relation to these intangible assets of $16.0 million for the year ended December 31, 2009, $6.1 million for the period from August 16, 2008 to December 31, 2008, $1.1 million for the period from January 1, 2008 to August 15, 2008 and $1.7 million for the year ended December 31, 2007. The following table presents the estimated future amortization expense for these intangible assets as of December 31, 2009 (dollars in thousands):

2010	$16,045
2011	16,045
2012	15,982
2013	15,950
2014	15,950
Thereafter	87,442

Total	$167,414

(7)	Related party transactions

Prior to the August 15, 2008 Transaction discussed in Note 3, Mergers and Acquisitions, Tenet Healthcare Corporation (“Tenet”) owned approximately 48% of our outstanding stock, and as a result, Tenet was considered a related party. Transactions with Tenet prior to August 16, 2008 are reflected as transactions with an “Affiliate” on the consolidated statements of operations. Subsequent to August 16, 2008, Tenet is no longer considered a related party. We entered into the following agreements with Tenet prior to August 16, 2008.

(a)	Management outsourcing agreement

Tenet retained us to manage certain functions of its corporate materials management program. Tenet also appointed us as its exclusive contracting representative and group purchasing organization. These services are being provided pursuant to an agreement, as amended, which was originally entered into on December 9, 1999 for a 10-year term. Under this agreement, we recognized administrative fee revenue of approximately $11.4 million for the seven-and-a-half months ended August 15, 2008 and $18.2 million for the year ended December 31, 2007.

(b)	Other services agreements

During 2002, we entered into multiple consulting agreements with Tenet in which we provided diagnostic, sourcing, and implementation services in the area of temporary nurse staffing. For services rendered, we recognized approximately $2.6 million for the seven-and-a-half months ended August 15, 2008 and $4.1 million for the year ended December 31, 2007.

Since 2003, we entered into various other consulting agreements with Tenet, under which we provided additional diagnostic and contracting support in an effort to lower Tenet’s operating expenses in both supplies and through specialized procedural improvements, pharmacy cost management, and in non-traditional areas. We are paid for consulting services and in some cases can also earn performance fees based on cost savings resulting from these initiatives. For services rendered, we recognized $1.1 million for the seven-and-a-half months ended August 15, 2008 and $1.7 million for the year ended December 31, 2007.

(c)	Office lease guarantees

Tenet has guaranteed our office building lease in San Francisco for the original terms through May 2010. The remaining minimum lease payments for this lease total approximately $0.7 million. This agreement was entered into on December 9, 1999, and is for a 10-year term.

(d)	Shared services

From our inception in December 1999 until June 27, 2003, we were a majority-owned subsidiary of Tenet. During this time, we reimbursed Tenet for the incremental cost of all shared services and recognized that amount as expense. However, some services that we received, such as insurance coverage, participation in Tenet’s 401(k) plan, and use of an accounting software license, had no incremental cost. These services are considered to be contributed services for the year ended December 31, 2007. Effective January 1, 2008, we reimbursed Tenet for all shared services and there were no services considered to be contributed services. We recognized $69 thousand in contributed services from Tenet for the year ended December 31, 2007. The 2007 contributed services have been recorded as expenses in the accompanying consolidated statements of operations and since we were not required to pay Tenet, these amounts are also recorded as additional contributed capital.

(e)	Revenues generated from other entities with stockholder representation

Prior to the Transaction, certain stockholders owning an aggregate of 16.7% of our stock were also healthcare provider organizations that had customer contracts with us. Stock ownership by these organizations was not contingent upon the customer agreements nor upon the services rendered and resulting consideration paid for services. We recognized revenues of approximately $17.6 million for the seven-and-a-half months ended August 15, 2008 and $27.3 million for the year ended December 31, 2007, related to services provided to these customers and administrative fees earned from suppliers as a result of these customers’ purchase activity. Pursuant to the Transaction, two of these healthcare providers continue to be equity holders, owning approximately 3% of total equity.

(f)	Activity related to the company’s stock option and purchase plan

In 2000, we sold 4,262,518 shares of common stock at $1.45 per share to officers and other employees of Tenet according to the 2000 Senior Executive Stock Purchase Plan. Also in 2000, we granted option of 762,473 shares of our common stock at an exercise price of $1.45 to officer and other employees of Tenet in return for services provided by Tenet employees to the Company. Pursuant to the Transaction, all options, including those held by former Tenet employees, have been cancelled as of August 16, 2008.

As a result of the Transaction, TowerBrook owns approximately 94% of the Parent Company’s outstanding equity units, and as a result, is considered a related party. On August 15, 2008 we entered into a six-year subordinated note agreement with TowerBrook. Refer to Note 9, Debt, for a description of the terms of the subordinated notes. The subordinated notes bear interest at 14%, including 12% basic interest and 2% paid-in-kind interest. The outstanding balance on the subordinated notes (net of a $2.5 and $4.7 million discount as of December 31, 2009 and December 31, 2008, respectively) was $40.0 and $58.3 million, as of December 31, 2009 and December 31, 2008, respectively. The related accrued interest was $2.4 and $2.8 million as of December 31, 2009 and December 31, 2008, respectively.

(8)	Lease obligations

Total rent expense for all operating leases was approximately $4.8 million for the year ended December 31, 2009, $1.8 million for the period from August 16, 2008 to December 31, 2008, $2.7 million for the period from January 1, 2008 to August 15, 2008 and $4.5 million for the year ended December 31, 2007.

We have several non-cancelable operating leases, primarily for the San Francisco and Dallas offices. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year as of December 31, 2009 (dollars in thousands):

2010	$5,585
2011	4,677
2012	1,566
2013	16

Total	$11,844

In connection with the decision to move the Broadlane headquarters from San Francisco to Dallas, the related San Francisco office space was subleased. The sublease agreement commenced on December 1, 2006 with a termination date of May 31, 2010, which is coterminous with the master lease.

Due to the decrease in market lease rates since we signed the master lease in October 2000, we recorded a loss on sublease for the difference between remaining rents and estimated operating costs in November 2006. The loss related to rent and operating costs is discounted to its present value, and interest expense recorded over the remaining term of the lease.

Consequent to the lease loss expense, we established a lease loss reserve liability. This liability will be depleted until the termination date of May 31, 2010 by the continuing lease and operating expenses, net of sublease receipts.

(9)	Debt

On August 15, 2008, we entered into a five-year term loan agreement with Jefferies Finance LLC (administrative agent) and a syndicate of commercial banks whereby we may borrow up to $140.0 million in a senior term loan and $13.0 million in a revolving line of credit. The senior term loan and the revolving line of credit were obtained to finance the Transaction discussed in Note 3, Mergers and Acquisitions, and are secured by essentially all of our assets. The costs related to the issuance of the senior term loan and revolving line of credit were $7.1 million. These costs are recorded as deferred financing costs and are being amortized over the term of the credit agreement. For the year ended December 31, 2009, we recognized approximately $1.5 million related to amortization of these deferred financing costs. For the period from August 16 to December 31, 2008, we recognized approximately $0.6 million related to amortization of these deferred financing costs.

We also entered into a six-year senior subordinated note agreement on August 15, 2008 with TowerBrook (administrative agent) whereby we may borrow up to $62.5 million. The senior subordinated notes were also obtained to finance the acquisition. The notes are guaranteed by us and each of our subsidiaries. The discount on the senior subordinated notes is $5.0 million and has been recorded as a reduction to the carrying amount of the senior subordinated notes.

The costs related to the issuance of the notes were $1.5 million. The issuance costs are recorded as deferred financing costs and are being amortized over the term of the note agreement. For the year ended December 31, 2009, we recognized approximately $0.8 million related to amortization of the debt discount and $0.2 million related to the amortization of deferred financing costs. For the four-and-a-half months ended December 31, 2008, we recognized approximately $0.3 million related to amortization of the debt discount and $0.1 million related to the amortization of deferred financing costs.

The table below summarizes the debt agreements (dollars in thousands):

	Outstanding at	Outstanding at
	December 31,	December 31,	Maturity dates
	2009	2008	(fiscal year)	Interest rates

Senior term loan	$128,600	$139,650	2013	LIBOR* rate plus applicable margin(a) (5.25%)(b)
Senior subordinated notes (net of $2,520 and $4,685 discount, respectively)	40,021	58,287	2014	(i) Basic interest rate—12% on principal amount (ii) PIK (c) interest rate—2% on principal amount
Revolving line of credit	–	–	2013	LIBOR* rate plus applicable margin(a) (5.25%)(b)

*	The greater of London Interbank Offered Rate (“LIBOR”) or 3.25%. As of December 31, 2009 the applicable rate is 3.25%.

(a)	Applicable margin is based on total leverage ratio

(b)	If the total leverage ratio is greater than or equal to 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 5.25%

If the total leverage ratio is less than 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 4.75% Broadlane’s applicable margin at December 31, 2009 is 5.25%

(c)	Paid-in-kind interest rate (PIK)

Per the terms of the loan agreement, the mandatory principal payments on the senior term loan are made each March 31, June 30, September 30, and December 31 for the period from December 31, 2008 through and including March 31, 2013. However, in November 2009 we made a $10.0 million prepayment on the term loan, and as a result the remaining quarterly amortization payments were eliminated. Upon maturity, we will be required to pay any outstanding principal amount. As a result of the partial extinguishment, we recognized a loss of $0.4 million related to the write-off of related deferred financing costs.

An excess cash flow based principal payment will be paid 125 days after the end of the calendar year starting with the year ending December 31, 2009. As of December 31, 2009 this payment is estimated to be $0.4 million. As a result, $0.4 million of the senior term loan balance has been classified as short-term on our consolidated balance sheets as of December 31, 2009. Any remaining outstanding principal amount is due on the maturity date. The interest payments on the senior term loan are made on February 15, May 15, August 15 and November 15 each year for the term of the loan.

There are no mandatory principal payments on the senior subordinated notes until the maturity date. We have the right to repay all or a portion of the notes outstanding by payment of the percentage of the principal amount of the notes outstanding together with accrued interest on the principal amount of the notes outstanding to the date of such repayment according to the following chart:

Price

Twelve-month period ending on August 15, in the year:
2009	105.0%
2010	104.0%
2011	103.0%
2012	102.0%
2013 and thereafter	100.0%

In October 2009, we made a $21.6 million prepayment on the senior subordinated notes and paid a 4% premium, or $0.9 million. We recognized as a loss on extinguishment of debt of $2.7 million on our consolidated statements of operations for the year ended December 31, 2009 as a result of the premium and write-off of related debt discount and deferred financing costs.

The interest payments on the senior subordinated notes are due semi-annually on the third business day of January and July of each year.

(a)	Loan covenants

The 2008 senior term loan, senior subordinated notes, and revolving line of credit contain affirmative, negative and financial covenants which among other requirements, prohibit (i) certain types of investments and (ii) the payment of more than $1.0 million of dividends per year for the senior term loan and revolving line of credit and $1.2 million per year for the senior subordinated notes.

(b)	Financial ratios and default provisions

We are required to satisfy certain financial requirements as long as the senior term loan, revolving line of credit, and senior subordinated notes are outstanding:

Our total leverage ratio, which is defined as the ratio of consolidated indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), must not be more than 5.0 to 1.0 for the senior term loan and revolving line of credit and 5.75 to 1.00 for the senior subordinated notes for the period from August 16, 2008 to June 30, 2010.

Our fixed charge ratio, which is defined as the ratio of EBITDA minus (i) capital expenditures, (ii) cash payment of taxes, and (iii) cash dividends to holdings, to consolidated fixed charges, which is defined as the sum of cash interest expense and payment of indebtedness, must not be less than 1.20 to 1.00 for the senior term loan and revolving line of credit and 1.00 to 1.00 for the senior subordinated notes for the period from July 1, 2009 to June 30, 2010.

Our capital expenditures must not be more than $13.5 million for the senior term loan and revolving line of credit and $15.5 million for the senior subordinated notes for the year ended December 31, 2009.

Additionally, the senior term loan and revolving line of credit are subject to certain default provisions, including nonpayment of principal, interest, or fees when due, failure to comply with certain covenants, or the occurrence of a material adverse change in operations, business, properties, liabilities, or condition (financial or otherwise). In the event of default, the remedies include acceleration of unpaid principal, accrued interest, and other unpaid fees.

As of December 31, 2009, we believe we were in compliance with all debt covenants.

(10)	Derivative financial instrument

We entered into a floating-to-fixed rate LIBOR-based interest rate swap, effective November 15, 2008, for a notional amount of $100 million of the senior term loan debt, with a maturity date of November 15, 2011, to manage risk associated with the variable rate of that debt. We receive three-month floating LIBOR interest payments from our creditor counterparty. Settlement payments are then made quarterly between us and the counterparty for the differences between the three-month floating LIBOR rates and our contracted fixed rates. The swap does not hedge the applicable margin that the counterparty charges on our indebtedness in addition to LIBOR (5.25% as of December 31, 2009).

The fair value of the swap was recorded as a liability of $3.3 and $4.1 million on December 31, 2009 and December 31, 2008, respectively. The corresponding changes in the fair value were recorded as a gain of $0.8 million and loss of $4.1 million on interest rate swap in our consolidated statement of operations for the years ended December 31, 2009 and 2008, respectively.

(11)	Fair value measurements

Effective January 1, 2008, we adopted FASB ASC 820, Fair Value Measurements and Disclosures, which among other things, requires enhanced disclosures about assets and liabilities carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which include multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset.

FASB ASC 820 does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among techniques. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy are as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the reporting date. As of December 31, 2009 and December 31, 2008, we have no Level 1 measurements.

Level 2—Pricing inputs are other than quoted prices in active markets included in either Level 1, which are directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Our derivative is valued using inputs based on observable market data and the liability is therefore categorized in Level 2.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in our best estimate of fair value. As of December 31, 2009 and December 31, 2008, we have no Level 3 measurements.

We use a market approach for our fair value measurements and endeavor to use the best information available. Accordingly, valuation techniques that maximize the use of observable impacts are favored. The following table presents the fair value hierarchy table for assets and liabilities measured at fair value, on a recurring basis (in thousands):

	December 31, 2009		December 31, 2008
	Carrying	Fair value	Carrying	Fair value
	value	(Level 2)	value	(Level 2)

Interest rate swap liability	$3,329	3,329	$4,085	4,085

This item is classified in its entirety based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. Our derivative in Level 2 is measured at fair value with a market approach using third-party pricing services which have been corroborated with data from active markets or broker quotes.

The following table presents the estimated carrying and fair values for financial instruments that are not measured at fair value on a recurring basis (in thousands):

	December 31, 2009		December 31, 2008
	Carrying	Fair value	Carrying	Fair value
	value	(Level 2)	value	(Level 2)

Senior term loan(1)	$128,600	108,966	$139,650	139,650
Senior subordinated notes, related party(2)	$40,021	40,021	$58,287	58,287

(1)	The fair value of our senior term loan is estimated based on the current rate available to us. The difference between the fair value of our senior term loan and its carrying value is due to the rate available at December 31, 2009 being lower than the interest rate on our debt obligation at that date.

(2)	The difference between market interest rate and the rate in existence on our senior subordinated debt is assumed to represent the premium paid for such debt being unsecured plus a size risk premium. As such, the carrying value approximates the fair value.

(12)	Discontinued operations

In November 2004, we acquired substantially all of the assets of National Oncology Alliance, Inc. (“NOA”). NOA is a group purchasing organization serving the medical oncology community by providing members with access to pharmaceutical products and clinical and business programs. In December 2005, we divested substantially all of the assets of our NOA subsidiary. Consequently, we have reported NOA as discontinued operations in the accompanying consolidated financial statements. Income from discontinued operations of $0.7 million was recognized during the year ended December 31, 2007.

(13)	Employee benefit plans

2008 senior executive equity plan

On October 14, 2008, the Parent Company adopted its Senior Executive Equity Plan (the “Senior Plan”) for senior executives and directors of Broadlane to provide a means to motivate, attract and retain the services of such individuals in order to promote the success of Broadlane. The Senior Plan reserved 26,671,476 Class A and Class B Common Units of the Parent Company, Broadlane Holdings, LLC, in the aggregate for issuance directly as equity awards. The Class A Common Units are voting units and the Class B Common Units have no voting rights. Through December 31, 2009, the Parent Company has granted 25,355,123 Class B Common Units to employees and directors of Broadlane. Compensation cost related to these awards is reflected in general and administrative expenses on our consolidated statements of operations. During 2009, 7,452,733 units were forfeited as a result of employee turnover. At December 31, 2009, 8,769,086 units were available under the Senior Plan for future issuance. Units granted under the Senior Plan typically vest one-quarter on the second, third and fourth anniversary dates of the reference date or August 15, 2008, with the remaining one-quarter vesting in the event of a public offering or sale of the company.

2008 omnibus incentive plan

Prior to August 15, 2008, we granted stock-based awards pursuant to the Broadlane, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) as approved by our stockholders on March 7, 2008. The Omnibus Plan was terminated as a result of the Transaction, discussed in Note 3, Mergers and Acquisitions.

2000 and 2004 directors’ stock option plans

Our 2000 Directors’ Stock Option Plan, adopted by the Board of Directors on May 24, 2000 and approved by our stockholders on May 7, 2001 (the 2000 Plan), and our 2004 Directors’ Incentive Plan, adopted by the Board of Directors on December 1, 2003 and approved by our stockholders on December 18, 2003, as amended and adopted by the Board of Directors on March 7, 2008 (the 2004 Plan) provided for the granting of stock options to our eligible directors. Grants under the 2004 Plan were non-discretionary and consisted of options to purchase 30,000 shares at the fair value of a share on the day that the director joined our board, options to purchase 15,000 shares on the date of each annual shareholders’ meeting thereafter and options to purchase shares converted from retainer fees and meeting fees. The 2000 Plan and 2004 Plan were terminated as a result of the Transaction.

We recorded equity-based compensation expense in connection with the above plans of $0.6 million for the year ended December 31, 2009. No equity-based compensation expense was recorded for the four-and-a-half months ended December 31, 2008. We recorded $6.9 million for the seven-and-a-half months ended August 15, 2008 and $2.7 million for the year ended December 31, 2007.

The fair value of the equity awards granted under the Senior Plan (Successor awards) has been estimated as of the date of each grant and the value of the awards is based on the fair value of the underlying equity. We established the fair value of the underlying equity by using a Black-Scholes model that incorporates the enterprise value of Broadlane Holdings, LLC. Within this model, the aggregate and per-share value of the classes are determined and allocated to the Class A and Class B Common Units. The fair value of the option grants prior to the Transaction

(Predecessor grants) has been estimated as of the date of each grant using the Black-Scholes option-pricing model. The assumptions used to estimate the fair value of the grants are shown in the table below. All Predecessor options were cancelled pursuant to the Transaction on August 15, 2008.

		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Expected volatility	27%	27%	50%	50%
Risk-free interest rate	1.87% - 2.66%	2.83%	2.80%	4.51% - 4.86%
Expected life	4.5 years	4.5 years	6 years	6 years
Expected dividend yield	0%	0%	0%	0%

Since we are privately-held, our historical volatility is not measurable. As such, volatility is estimated after considering volatility of publicly traded companies that are believed to be comparable with us.

The following table summarizes Predecessor grant activity for the period from January 1 to August 15, 2008, and the year ended December 31, 2007:

		Weighted average	Aggregate
		exercise price	intrinsic value	Weighted average
	Options	per share	(in millions)	remaining life

Outstanding at December 31, 2006	10,401,847	$4.27
Granted	611,823	10.53
Exercised	(86,101)	1.99
Forfeited	(885,213)	4.26
Expired	–	–

Outstanding at December 31, 2007	10,042,356	$4.23
Granted	1,210,543	6.94
Exercised	(310,699)	4.12
Forfeited	(629,516)	4.81
Expired	–	–

Outstanding at August 15, 2008	10,312,684	$4.52	$52.4	4.54 years

As a result of the Transaction discussed in Note 3, all unvested stock options immediately vested and all unrecognized stock compensation expense was charged to operations. All stock options have been cancelled as of August 15, 2008.

The following table summarizes Successor award activity for the year ended December 31, 2009 and for the period from August 15 to December 31, 2008:

		Weighted average
		grant date fair
	Common units	value per unit

Outstanding at August 16, 2008	–	$–
Granted	19,042,323	0.09
Forfeited	–	–

Outstanding at December 31, 2008	19,042,323	$0.09
Granted	6,312,800	0.08
Forfeited	(7,452,733)	0.09

Outstanding at December 31, 2009	17,902,390	$0.09

(14)	Income taxes

Income tax expense/(benefit) for the year ended December 31, 2009, the periods August 16, 2008 to December 31, 2008, January 1, 2008 to August 15, 2008, and the year ended December 31, 2007 consists of the following (dollars in thousands):

		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Current income tax expense/(benefit):
Federal	$2,899	$722	$(1,840)	$10,203
State	1,038	352	204	874

	3,937	1,074	(1,636)	11,077

Deferred income tax expense/(benefit):
Federal	(4,722)	(8,274)	2,748	648
State	(232)	(518)	200	116

	(4,954)	(8,792)	2,948	764

Income tax expense/(benefit)	$(1,017)	$(7,718)	$1,312	$11,841

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% in the year ended December 31, 2009, the periods August 16, 2008 to

December 31, 2008, January 1, 2008 to August 15, 2008, and the year ended December 31, 2007 as shown in the following table (dollars in thousands):

		August 16, 2008 to	January 1, 2008 to
	2009	December 31, 2008	August 15, 2008	2007

Tax provision at statutory federal rate	$(1,708)	$(7,587)	$(55)	$10,411
State and local income taxes, net of federal benefit	312	(206)	674	219
Non-deductible meals and entertainment	163	74	85	134
Non-deductible stock option forfeitures	–	–	188	686
Non-deductible Transaction expenses	–	–	2,522	–
Benefit of disqualification of ISO’s	–	–	(2,109)	–
Non-deductible equity compensation	213	–	–	–
Other non-deductible expenses	3	1	7	391

Income tax expense/(benefit)	$(1,017)	$(7,718)	$1,312	$11,841

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (dollars in thousands):

	December 31
	2009	2008

Deferred tax assets:
Revenue recognized for tax purposes in excess of revenue for financial reporting purposes	$6,511	$7,551
Derivative financial instrument, principally due to differences in basis for tax and financial reporting purposes	1,198	1,471
Property and equipment, principally due to differences in depreciation	965	1,729
Other	829	1,014

Total deferred tax assets	9,503	11,765

Deferred tax liabilities:
Intangible assets, principally due to differences in amortization	(65,754)	(71,101)

Total deferred tax liabilities	(65,754)	(71,101)

Net deferred tax liabilities	$(56,251)	$(59,336)

We believe it is more likely than not we will generate sufficient taxable income in the future to fully recover our deferred tax assets.

Effective January 1, 2007 we adopted FASB ASC 740-10-25 (formerly FIN 48), which prescribes a comprehensive method for recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. We engaged an independent third party to assist in the identification and subsequent measurement of our tax positions.

The cumulative effect of adopting FASB ASC 740-10-25 resulted in no adjustment to the opening balance of retained earnings. We believe the material tax positions meet the criteria of FASB ASC 740-10-25 for the recognition of benefits and no adjustment was necessary upon implementation.

Interest and penalty expenses are recognized on estimated liabilities for uncertain tax positions in the period in which the uncertain tax position is taken. Our policy is to record interest on uncertain tax positions in interest expense and penalties are recorded in other operating expenses. No interest or penalty expense was accrued for uncertain tax positions upon the implementation of FASB ASC 740-10-25.

We had no unrecognized tax benefits as of December 31, 2007. We recorded $0.8 million as an unrecognized tax benefit for the year ended December 31, 2008. We accrued interest and penalties of $9 thousand for the year ended December 31, 2009.

In March 2007, the IRS completed its examination of our federal income tax return for the year ended December 31, 2004 with no changes to the reported tax. In January 2009, the IRS completed its examination of our federal income tax return for the year ended December 31, 2005, also with no changes to the reported tax. The IRS is in the process of reviewing our federal tax return for the Predecessor period ended August 15, 2008. We do not anticipate any changes to the reported tax. Tax years 2005 through 2008 are open and subject to examination by state income taxing authorities and the years 2006 through 2008 are open and subject to examination by federal income taxing authorities.

(15)	Claims, lawsuits, and other legal matters

In the ordinary course of business, we are subject to certain claims or lawsuits. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition or results of operations.

(16)	Subsequent events

Refinancing

On February 5, 2010 we entered into a Restated Credit Agreement under our term loan, which among other things, (1) provided $51.4 million in new proceeds, (2) increased the capacity of the revolving line-of-credit by $2.0 million, (3) lowered the interest rate at the date of the amendment from the higher of LIBOR or 3.25% plus the applicable margin of 5.25% to the higher of LIBOR or 2% plus the applicable margin of 4% and (4) extends the scheduled maturity of the credit agreement to February 5, 2015. The Restated Credit Agreement requires quarterly amortization payments of $0.5 million to be made every March 31st, June 30th, September 30th, and December 31st, beginning June 30, 2010.

We used $44.7 million of the new proceeds to extinguish our senior subordinated notes, of which $0.4 million and $1.7 million, respectively, was applied to accrued interest and a 4% prepayment premium. We recorded a non-cash charge of approximately $3.2 million related to the write-off of the unamortized discount and unamortized debt issuance costs. The remaining $4.0 million in new proceeds and $3.2 million in operating cash were used to pay related fees and expenses and $2.4 million in accrued interest on the term loan. Approximately $1.9 million of those fees and expenses were deferred and will be amortized over the life of the agreement. In recording the total borrowings outstanding under the Restated Credit Agreement at fair value, we recorded a discount on the term loan of $2.7 million, which is reflected as a reduction to the carrying amount of the term loan.

As the changes to the credit agreement result in a substantial modification as defined by FASB ASC 470-50-40, we recorded a charge of approximately $6.8 million in the first quarter of 2010, related to fees and the write-off of the unamortized debt issuance costs, approximately $4.5 million of which is non-cash.

We are subject to the same loan covenants and default provisions under the Restated Credit Agreement. Our total leverage ratio must not be more than 4.5 to 1.0 for the period from February 5, 2010 to September 30, 2010. Our fixed charge ratio must not be less than 1.25 to 1.00 for the period from February 5, 2010 to December 31, 2010. Our capital expenditures must not be more than $11.5 million for the year ended December 31, 2010.

Acquisitions

On March 1, 2010, we acquired Symbio Solutions, Inc. (“Symbio”), a company specializing in workforce scheduling management, for consideration of $0.7 million. On April 30, 2010, we acquired 100% of Health Equipment Logistics and Planning, Inc. (“HELP”), a company specializing in equipment planning, procurement and equipment services for healthcare organizations, for consideration of $1.2 million. These acquisitions did not violate any of the loan covenants under our Restated Credit Agreement. Both transactions have been accounted for using the purchase method.

Derivative financial instrument

In anticipation of future increases in interest rates, we entered into a LIBOR-based rate cap agreement on April 30, 2010 for a notional amount of $100 million of the senior term loan debt. The effective date of the rate cap is set for November 15, 2011 and will expire February 15, 2013. The effective date of November 15, 2011 coincides with the maturity of our interest rate swap discussed in Note 10, Derivative Financial Instrument. The cap strike is set at 4% and we paid a premium of $0.4 million.

Entry into a material definitive agreement

On September 14, 2010 Broadlane and Broadlane Holdings, LLC entered into a stock purchase agreement (the “purchase agreement”) with MedAssets, Inc. (“MedAssets”). The purchase agreement contemplates the purchase by MedAssets of all of the issued and outstanding shares of Broadlane for consideration of approximately $850 million, of which $725 million is payable in cash upon the closing and $125 million is payable in cash on or before January 4, 2012, subject to adjustment and to certain limitations.

This transaction is subject to customary closing conditions and regulatory approvals, including expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction is anticipated to be completed within 60 to 90 days from the date of the stock purchase agreement.

Broadlane Intermediate Holdings, Inc. condensed
consolidated balance sheets

	September 30,
	2010	December 31,
(in thousands, except share and per share data)	(Unaudited)	2009

Assets
Current assets:
Cash and cash equivalents	$48,145	$31,703
Accounts receivable, net	11,881	10,843
Deferred income taxes, net	7,212	6,930
Prepaid income taxes	1,828	2,214
Prepaid expenses and other	3,033	3,650

Total current assets	72,099	55,340
Property and equipment at cost, net	7,312	10,081
Software and website development costs, less accumulated amortization of $12,023 and $7,128 at September 30, 2010 and December 31, 2009, respectively	18,756	16,827
Intangible assets, less accumulated amortization of $34,140 and $22,106 at September 30, 2010 and December 31, 2009, respectively	177,840	189,874
Goodwill	184,115	183,120
Deferred financing costs, net	2,130	5,506
Other	134	279

Total assets	$462,386	$461,027

Liabilities & stockholder’s equity
Current liabilities:
Accrued payroll and payroll taxes	$6,243	$3,882
Deferred revenue	915	413
Supplier and offeror rebates	24,448	22,115
Accounts payable and other accrued liabilities	12,070	10,778
Interest payable, related party	–	2,436
Current portion of senior term loan	10,228	410

Total current liabilities	53,904	40,034
Senior term loan, less current portion and net of discount of $2,340 at September 30, 2010 and $0 at December 31, 2009	166,532	128,190
Senior subordinated notes, related party, net of discount of $2,520 at December 31, 2009	–	40,021
Deferred income taxes, net	59,057	63,181
Interest rate swap liability	3,017	3,329
Other long-term liabilities	1,226	1,605

Total liabilities	283,736	276,360

Stockholder’s equity:
Common stock, $0.01 par value; authorized 100 shares; issued and outstanding 100 shares	–	–
Additional paid-in capital	203,391	202,533
Accumulated deficit	(24,741)	(17,866)

Total stockholder’s equity	178,650	184,667

Total liabilities and stockholder’s equity	$462,386	$461,027

The accompanying notes are an integral part of these condensed consolidated financial statements.

Broadlane Intermediate Holdings, Inc. condensed
consolidated statements of operations

	Three months ended		Nine months ended
(in thousands)	September 30,	September 30,	September 30,	September 30,
(unaudited)	2010	2009	2010	2009

Revenue:
Administrative fees, net	$30,179	$29,505	$88,121	$86,801
Other service fees	14,164	11,870	42,525	35,890

Total revenue, net	44,343	41,375	130,646	122,691

Expenses:
Cost of revenue	19,884	17,520	58,777	50,769
Product development	3,033	2,906	9,534	9,539
Selling and marketing	1,806	1,846	5,909	4,834
General and administrative	8,286	7,443	22,798	20,617
Depreciation and amortization	2,719	2,267	7,938	6,721
Amortization of intangibles	3,988	3,988	11,962	11,962

Total operating expenses	39,716	35,970	116,918	104,442

Operating income	4,627	5,405	13,728	18,249
Interest expense	(3,698)	(6,475)	(11,922)	(18,936)
Investment earnings	2	1	3	51
Gain on bargain purchase	–	–	226	–
Loss on disposal of assets	(21)	–	(76)	–
Other income	6	4	6	4
Loss on extinguishment of debt	–	–	(11,754)	–
Loss on interest rate cap	(105)	–	(384)	–
Gain/(loss) on interest rate swap	183	(495)	312	451

Income/(loss) before income taxes	994	(1,560)	(9,861)	(181)
Income tax (expense)/benefit	(454)	575	2,986	(368)

Net income/(loss)	$540	$(985)	$(6,875)	$(549)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Broadlane Intermediate Holdings, Inc. condensed consolidated statements of changes in stockholder’s equity

	Common stock		Additional		Total
(in thousands, except share data)	Issued	Par	paid-in	Accumulated	stockholder’s
(unaudited)	shares	value	capital	deficit	equity

Balances, December 31, 2009	100	$–	$202,533	$(17,866)	$184,667
Tax benefit related to escrow release	–	–	321	–	321
Equity-based compensation	–	–	537	–	537
Net loss	–	–	–	(6,875)	(6,875)

Balances, September 30, 2010	100	$–	$203,391	$(24,741)	$178,650

The accompanying notes are an integral part of these condensed consolidated financial statements.

Broadlane Intermediate Holdings, Inc. condensed
consolidated statements of cash flows

	Nine months ended
(in thousands)	September 30,	September 30,
(unaudited)	2010	2009

Cash flows from operating activities:
Net loss	$(6,875)	$(549)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	19,900	18,683
Bad debt expense	84	174
Deferred income tax benefit	(4,390)	(1,966)
Interest rate swap gain	(312)	(451)
Interest rate cap loss	384	–
Equity-based compensation	537	459
Issuance of notes in lieu of interest	83	948
Amortization of deferred financing costs and debt discount	858	1,926
Gain on bargain purchase	(226)	–
(Gain)/loss on disposal of assets	76	(3)
Loss on extinguishment of debt	11,754	–
Lease recovery	(20)	–
Changes in operating assets and liabilities, net of acquisitions:
Increase in accounts receivable	(904)	(885)
(Increase)/decrease in prepaid and other current assets	624	(393)
Increase in other assets	(239)	(49)
Decrease in prepaid income taxes	387	15,875
Increase in supplier and offeror rebates	2,333	1,023
Increase/(decrease) in deferred revenue	502	(146)
Increase/(decrease) in accrued interest	439	(880)
Decrease in accrued interest, related party	(2,436)	(105)
Increase/(decrease) in other liabilities	2,818	(6,272)

Net cash provided by operating activities	25,377	27,389

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,850)	–
Return of purchase price from escrow	–	2,991
Proceeds from sale of property and equipment	13	3
Purchase of property and equipment	(194)	(439)
Capitalized software and website development costs	(6,045)	(4,015)

Net cash used in investing activities	(8,076)	(1,460)

Cash flows from financing activities:
Proceeds from senior term loan	177,300	–
Payments on senior term loan	(129,500)	(1,050)
Payments on senior subordinated notes, related party	(42,624)	–
Premium on early payments on senior subordinated notes, related party	(1,705)	–
Debt issue costs	(4,651)	–
Tax benefit related to escrow release	321	–

Net cash used in financing activities	(859)	(1,050)

Net increase in cash and cash equivalents	16,442	24,879
Cash and cash equivalents at beginning of period	31,703	31,488

Cash and cash equivalents at end of period	$48,145	$56,367

Supplemental disclosures of cash flow information:
Income taxes paid/(refunded)	$711	$(13,542)
Interest paid	$12,990	$17,218

The accompanying notes are an integral part of these condensed consolidated financial statements.

Broadlane Intermediate Holdings, Inc. notes to condensed consolidated financial statements (unaudited)

(1)	Nature of operations

Unless the context otherwise requires, the use of the terms “Broadlane”, “Company”, “we”, “us” and “our” in the following refers to Broadlane Intermediate Holdings, Inc. and its consolidated subsidiaries. Broadlane Intermediate Holdings, Inc. is a holding company whose sole wholly owned subsidiary is The Broadlane Group, Inc. (formerly known as Broadlane, Inc.). All of Broadlane Intermediate Holdings, Inc. operations are conducted through its subsidiary The Broadlane Group, Inc. and its consolidated subsidiaries.

Broadlane is a leading end-to-end cost management partner that delivers supply chain management and procurement services to healthcare providers. In addition to our core group purchasing services, we leverage our procurement management expertise and apply technology and scaled solutions to allow our customers to maintain focus on their core business while realizing additional cost savings. We reduce costs and create operational efficiencies for thousands of acute care hospitals, ambulatory care facilities, physician practices and other healthcare providers in the U.S. We operate under one reportable segment.

Broadlane is headquartered in Dallas, Texas and has offices in California, Florida, Michigan, New York, Ohio, Tennessee and Texas.

(2)	Summary of significant accounting policies

(a) Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of Broadlane have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in our Annual Report for the year ended December 31, 2009. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2009 have been omitted.

(b) Principles of consolidation

The condensed consolidated financial statements include the accounts of Broadlane and its wholly owned subsidiary, The Broadlane Group, Inc., and its consolidated subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

(c) Reclassifications

Certain reclassifications have been made to the prior year financial statements in order for them to be in conformity with the current period presentation.

(d) Use of estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Future results could be materially affected if actual results were to differ from these estimates and assumptions.

(e) Recently issued accounting standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13, which amends ASC Topic 605, Revenue Recognition. Under this standard, management is no longer required to obtain vendor-specific objective evidence or third party evidence of fair value for each deliverable in an arrangement with multiple elements, and where evidence is not available we may now estimate the proportion of the selling price attributable to each deliverable. The adoption of ASU 2009-13 is not expected to have a material impact on our consolidated financial condition or results of operations.

In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or non-recurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 is not expected to have a material impact on our consolidated financial statements.

(3)	Acquisitions

Symbio solutions

On March 1, 2010, we acquired Symbio Solutions, Inc. (“Symbio”), a company specializing in workforce scheduling management, for consideration of $0.7 million. Symbio’s software solutions will further strengthen our workforce management software platform, helping us to deliver greater value to our clients and the staffing agencies we serve. The acquisition did not violate any of the loan covenants under our Restated Credit Agreement referred to in Note 5, Debt. This transaction has been accounted for using the purchase method and the results of the acquired business are included in our condensed consolidated statements of operations subsequent to the date of acquisition.

The purchase price for the acquisition was allocated to the assets we acquired based on their fair values at the acquisition date. No liabilities were assumed in the acquisition. We determined the total fair value of the assets to be $0.9 million, and as a result recognized a $0.2 million gain on bargain purchase in our condensed consolidated statements of operations. We were able to obtain Symbio at a bargain price due to Symbio’s impending bankruptcy at the time of the acquisition. As the acquisition is not considered significant, pro forma financial information and purchase price allocation are not presented.

Health equipment logistics and planning

On April 30, 2010, we acquired 100% of Health Equipment Logistics and Planning, Inc. (“HELP”), a company specializing in equipment planning, procurement and equipment services for healthcare organizations, for consideration of $1.2 million. HELP’s offerings complement our strategy of helping clients to reduce costs and improve operating efficiencies and serve to further differentiate us from our competitors. The acquisition did not violate any of the loan covenants under our Restated Credit Agreement referred to in Note 5, Debt. This transaction has been accounted for using the purchase method and the results of the acquired business have been included in our condensed consolidated financial statements from April 30, 2010 onward.

The purchase price for the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. Included in this acquisition is goodwill of approximately $1.0 million. As the acquisition is not considered significant, pro forma and purchase price allocation financial information are not presented.

(4)	Related party transactions

As a result of the Transaction discussed in Note 3, Mergers and Acquisitions, in our Annual Report for the year ended December 31, 2009, TowerBrook Capital Partners (“TowerBrook”) owns approximately 85% of Broadlane Holdings, LLC’s (our “Parent Company”) outstanding equity units, and as a result, is considered a related party. On August 15, 2008 we entered into a six-year subordinated note agreement with TowerBrook. Refer to Note 5, Debt, for more information about the subordinated notes. On February 5, 2010 the subordinated notes and related accrued interest were repaid in full as a result of the refinancing referred to in Note 5, Debt.

(5)	Debt

Senior term loan

On August 15, 2008, we entered into a five-year term credit agreement with Jefferies Finance LLC (administrative agent) and a syndicate of commercial banks to borrow up to $140.0 million under a senior term loan and $13.0 million under a revolving line of credit. The senior term loan and the revolving line of credit were obtained to finance the Transaction discussed in Note 3, Mergers and Acquisitions, in our Annual Report for the year ended December 31, 2009, and are secured by essentially all of our assets. The costs related to the issuance of the senior term loan and revolving line of credit were $7.1 million. These costs were recorded as deferred financing costs and amortized over the life of the loan. As discussed below, the senior term loan was refinanced on February 5, 2010. For the nine months ended September 30, 2010, we recognized approximately $0.1 million related to amortization of the abovementioned deferred financing costs. For the three and nine months ended September 30, 2009, we recognized approximately $0.4 million and $1.1 million, respectively, related to amortization of these deferred financing costs.

Senior subordinated notes

On August 15, 2008, we entered into a six-year senior subordinated note agreement with TowerBrook (administrative agent and related party) to borrow up to $62.5 million. The senior subordinated notes were also obtained to finance the Transaction. The notes are guaranteed by us and each of our subsidiaries. The discount on the senior subordinated notes was $5.0 million and was recorded as a reduction to the carrying amount of the senior subordinated notes. The costs related to the issuance of the notes were $1.5 million. The issuance costs were recorded as deferred financing costs and amortized over the life of the note agreement. As discussed below, we repaid the subordinated notes on February 5, 2010. For the nine months ended September 30, 2010, we recognized approximately $45 thousand related to amortization of the debt discount and $14 thousand related to the amortization of deferred financing costs. For the three and nine months ended September 30, 2009, we recognized approximately $0.2 million and $0.6 million related to amortization of the debt discount and $0.1 million and $0.2 million related to the amortization of deferred financing costs, respectively.

Refinancing

On February 5, 2010, we entered into a Restated Credit Agreement under our senior term loan, which among other things, (1) provided $51.4 million in new proceeds for a total senior term loan of $180.0 million, (2) increased the capacity of the revolving line-of-credit by $2.0 million to $15.0 million, (3) lowered the interest rate from the higher of LIBOR or 3.25% plus an applicable margin of 5.25% to the higher of LIBOR or 2% plus an applicable margin of 4% and (4) extended the scheduled maturity of the credit agreement to February 5, 2015. The applicable interest rate on outstanding borrowings under the Restated Credit Agreement was 6.0% at September 30, 2010.

We used $44.7 million of the new proceeds to extinguish our senior subordinated notes, of which $0.4 million and $1.7 million, respectively, was applied to accrued interest and a 4% prepayment premium. We recorded a non-cash charge of approximately $3.2 million related to the write-off of the unamortized discount and unamortized debt issuance costs. The $1.7 million prepayment premium and $3.2 million unamortized discount and debt issuance costs are shown as a loss on extinguishment of debt in the condensed consolidated statements of operations for the nine months ended September 30, 2010.

The remaining $4.0 million in new proceeds and $3.2 million in operating cash were used to pay related fees and expenses and $2.4 million in accrued interest on the term loan. Approximately $1.9 million of those fees and expenses were deferred and are being amortized over the life of the agreement. In recording the total borrowings outstanding under the Restated Credit Agreement at fair value, we recorded a discount on the term loan of $2.7 million, which is reflected as a reduction to the carrying amount of the term loan. For the three and nine months ended September 30, 2010, we recognized approximately $0.1 million and $0.4 million related to the amortization of the debt discount and $0.1 million and $0.4 million related to amortization of the deferred financing costs, respectively.

As the changes to the credit agreement resulted in a substantial modification as defined by FASB ASC 470-50-40, we recorded a charge of approximately $6.8 million during the nine months ended September 30, 2010 related to fees and the write-off of the unamortized debt issuance costs, approximately $4.5 million of which is non-cash. The $6.8 million in fees and unamortized debt issuance costs are shown as a loss on extinguishment of debt in the condensed consolidated statements of operations for the nine months ended September 30, 2010.

The Restated Credit Agreement requires mandatory principal payments of $0.5 million to be made every March 31st, June 30th, September 30th, and December 31st, beginning June 30, 2010. An excess cash flow based principal payment will be paid 125 days after the end of each calendar year, starting with the year ending December 31, 2010. As of September 30, 2010 we estimate this payment to be $8.4 million. As a result, an additional $8.4 million of the senior term loan balance has been classified as short-term in our condensed consolidated balance sheet as of September 30, 2010. Any remaining outstanding principal amount is due on the maturity date. The interest payments on the senior term loan are made every February 5th, May 5th, August 5th and November 5th of each year for the life of the loan.

Loan covenants

The 2010 Restated Credit Agreement contains affirmative, negative and financial covenants, which among other requirements prohibits (i) certain types of investments and (ii) the payment of more than $2.0 million of dividends per year.

Financial ratios and default provisions

We are required to satisfy certain financial requirements as long as the senior term loan and revolving line of credit are outstanding:

(a) Our total leverage ratio, which is defined as the ratio of consolidated indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), must not be more than 4.5 to 1.0 for the period from February 5, 2010 to September 30, 2010. The maximum total leverage ratio decreases incrementally every six months after the initial test period noted above until maturity in 2015. During the final test period, April 1, 2014 to maturity, our total leverage ratio must not be more than 2.0 to 1.0.

(b) Our fixed charge ratio, which is defined as the ratio of EBITDA minus (i) capital expenditures, (ii) cash payment of taxes, and (iii) cash dividends to holdings, to consolidated fixed charges, which is defined as the sum of cash interest expense and payment of indebtedness, must not be less than 1.25 to 1.00 for the period from February 5, 2010 to December 31, 2010. The minimum fixed charge ratio increases incrementally each year after the initial test period noted above until maturity in 2015. During the final test period, January 1, 2014 to maturity, our fixed charge ratio must not be less than 2.0 to 1.0.

(c) Our capital expenditures must not be more than $11.5 million for the year ended December 31, 2010. The limitation on our capital expenditures increases incrementally each year until maturity.

Additionally, the senior term loan and revolving line of credit are subject to certain default provisions, including non-payment of principal, interest, or fees when due, failure to comply with certain covenants, or the occurrence of a material adverse change in operations, business, properties, liabilities, or condition (financial or otherwise). In the event of default, the remedies include acceleration of unpaid principal, accrued interest, and other unpaid fees.

The table below summarizes the debt agreements (dollars in thousands):

	Outstanding at	Outstanding at
	September 30,	December 31,	Maturity dates
	2010	2009	(fiscal year)	Interest rates

Senior term loan (Restated Credit Agreement; net of $2,340 discount at September 30, 2010)	$176,760	$–	2015	Higher of LIBOR(1)or 2.00% plus applicable margin of 4.00%
Senior term loan	–	128,600	2013	Higher of LIBOR or 3.25% plus applicable margin(2)

Senior subordinated notes (net of $2,520 discount at December 31, 2009)	–	40,021	2014	(i) Basic interest rate - 12% on principal amount
				(ii) PIK(3) interest rate - 2% on
				principal amount
Revolving line of credit (Restated Credit Agreement)	–	–	2015	Higher of LIBOR(1) or 2.00% plus
				applicable margin of 4.00%
Revolving line of credit	–	–	2013	Higher of LIBOR or 3.25% plus
				applicable margin(2)

(1)	The greater of London Interbank Offered Rate (“LIBOR”) or 2.00%. As of September 30, 2010 the applicable rate is 2.00%.

(2)	Applicable margin is based on total leverage ratio. If the total leverage ratio is greater than or equal to 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 5.25%. If the total leverage ratio is less than 3.5 to 1.0, the applicable margin used for the next quarterly interest payment is 4.75%.

(3)	Paid-in-kind interest rate (“PIK”)

(6)	Derivative financial instruments

Interest rate swap

We entered into a floating-to-fixed rate LIBOR-based interest rate swap, effective November 15, 2008, for a notional amount of $100 million of the senior term loan debt, with a maturity date of November 15, 2011, to manage risk associated with the variable rate of that debt. We receive three-month floating LIBOR interest payments from our creditor counterparty. Settlement payments are then made quarterly between us and the counterparty for the differences between the three-month floating LIBOR rates and our contracted fixed rates. The swap does not hedge the applicable margin that the counterparty charges on our indebtedness in addition to LIBOR (4.00% as of September 30, 2010).

The fair value of the swap was recorded as a liability of $3.0 million and $3.3 million on September 30, 2010 and December 31, 2009, respectively. The corresponding changes in the fair value were recorded as a gain on interest rate swap of $0.2 million and $0.3 million in our condensed consolidated statements of operations for the three and nine months ended September 30, 2010. For the three and nine months ended September 30, 2009, the corresponding changes in the fair value were recorded as a loss of $0.5 million and a gain of $0.5 million, respectively.

Interest rate cap

In anticipation of future increases in interest rates, we entered into a LIBOR-based rate cap agreement on April 30, 2010 for a notional amount of $100 million of the senior term loan debt. The effective date of the rate cap is set for November 15, 2011 and will expire February 15,

2013. The effective date of November 15, 2011 coincides with the maturity of our interest rate swap. The cap strike is set at 4% and we paid a premium of $0.4 million.

The fair value of the cap was recorded as an asset of $25 thousand on September 30, 2010. The corresponding changes in the fair value were recorded as a loss on interest rate cap of $0.1 million and $0.4 million in our condensed consolidated statements of operations for the three and nine months ended September 30, 2010, respectively.

(7)	Fair value measurements

Effective January 1, 2008, we adopted FASB ASC 820, Fair Value Measurements and Disclosures, which among other things, requires enhanced disclosures about assets and liabilities carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which include multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset.

FASB ASC 820 does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among techniques. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy are as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the reporting date. As of September 30, 2010 and December 31, 2009, we have no Level 1 measurements.

Level 2—Pricing inputs are other than quoted prices in active markets included in either Level 1, which are directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Our derivatives discussed in Note 6, Derivative Financial Instruments, and our senior term loan are valued using inputs based on observable market data and are therefore categorized in Level 2.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in our best estimate of fair value. As of September 30, 2010 and December 31, 2009, we have no Level 3 measurements.

We use a market approach for our fair value measurements and endeavor to use the best information available. Accordingly, valuation techniques that maximize the use of observable impacts are favored. The following table presents the fair value hierarchy table for assets and liabilities measured at fair value, on a recurring basis (in thousands):

	September 30, 2010		December 31, 2009
	Carrying	Fair value	Carrying	Fair value
	value	(Level 2)	value	(Level 2)

Assets
Interest rate cap	$25	25	–	–
Liabilities
Interest rate swap	3,017	3,017	3,329	3,329

This classification of the above derivative asset and liability is based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. Both derivative financial instruments in Level 2 are measured at fair value with a market approach using third-party pricing services which have been corroborated with data from active markets or broker quotes.

The following table presents the estimated carrying and fair values for financial instruments that are not measured at fair value on a recurring basis (in thousands):

	September 30, 2010		December 31, 2009
	Carrying	Fair value	Carrying	Fair value
	value	(Level 2)	value	(Level 2)

Senior term loan(1)	$176,760	178,204	$128,600	108,966
Senior subordinated notes, related party(2)	–	–	40,021	40,021

(1)	The fair value of our senior term loan is estimated based on the current rates available to us.

(2)	The difference between market interest rate and the rate in existence on our senior subordinated debt at December 31, 2009 is assumed to represent the premium paid for such debt being unsecured plus a size risk premium. As such, the carrying value approximates the fair value.

(8)	Employee benefit plans

2008 senior executive equity plan

On October 14, 2008, the Parent Company adopted its Senior Executive Equity Plan (the “Senior Plan”) for senior executives and directors of The Broadlane Group to provide a means to motivate, attract and retain the services of such individuals in order to promote the success of The Broadlane Group. The Senior Plan reserved 26,671,476 Class A and Class B Common Units of the Parent Company, Broadlane Holdings, LLC, in the aggregate for issuance directly as equity awards. An additional 135,832 Class B Common Units were subsequently approved for issuance. The Class A Common Units are voting units and the Class B Common Units have no voting rights. Through September 30, 2010, the Parent Company has granted 41,599,243 Class B Common Units to employees and directors of The Broadlane Group. Compensation cost related to these awards is reflected in general and administrative expenses in our condensed consolidated statements of operations. During 2009 and 2010, 14,791,935 units were forfeited as a result of employee turnover. At September 30, 2010, 26,807,308 units were outstanding and there were no units available under the Senior Plan for future issuance. Units granted under the Senior Plan typically vest one-quarter on the second, third and fourth anniversary dates of the reference date specified in the individual grant agreements, with the remaining one-quarter vesting in the event of a public offering or sale of the company.

We recorded equity-based compensation expense in connection with the above plans of $0.1 million and $0.5 million for the three and nine months ended September 30, 2010 and $0.1 million and $0.5 million and for the three and nine months ended September 30, 2009.

The fair value of the equity awards granted under the Senior Plan has been estimated as of the date of each grant and the value of the awards is based on the fair value of the underlying equity. We established the fair value of the underlying equity by using a Black-Scholes model that incorporates the enterprise value of Broadlane Holdings, LLC. Within this model, the aggregate and per-share value of the classes are determined and allocated to the Class A and Class B Common Units.

	September 30,	September 30,
	2010	2009

Expected volatility	27%	27%
Risk-free interest rate	1.46% - 2.38%	1.87% - 2.83%
Expected life	4.5 years	4.5 years
Expected dividend yield	0%	0%

Since we are privately-held, our historical volatility is not measurable. As such, volatility is estimated after considering volatility of publicly traded companies that are believed to be comparable with us.

(9)	Claims, lawsuits, and other legal matters

In the ordinary course of business, we are subject to certain claims or lawsuits. In our opinion, the outcome of such matters will not have a material adverse effect on our financial condition or results of operations.

(10)	Entry into a material definitive agreement

On September 14, 2010 Broadlane and Broadlane Holdings, LLC entered into a stock purchase agreement (the “purchase agreement”) with MedAssets, Inc. (“MedAssets”). The purchase agreement contemplates the purchase by MedAssets of all of the issued and outstanding shares of Broadlane for consideration of approximately $850 million, of which $725 million is payable in cash upon the closing and $125 million is payable in cash on or before January 4, 2012, subject to adjustment and to certain limitations.

This transaction is subject to customary closing conditions.

(11)	Subsequent events

Governmental clearance of transaction with MedAssets

In connection with the transaction with MedAssets, on October 14, 2010, we received early clearance of antitrust concerns under the Hart-Scott-Rodino Act by the Federal Trade Commission.

Loss of major customer

On October 1, 2010, one of our major customers notified us that it has elected to transition its supply chain business to a competitor. As management considers this loss to be an event that indicates a potential impairment of goodwill and our indefinite-lived tradename intangible asset we performed an impairment evaluation as of October 1, 2010 and determined no impairment resulted from the loss of our customer.